Exhibit 10.14

Execution Version

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of April 13, 2021

$480,000,000

VINTAGE WINE ESTATES, INC.

GIRARD WINERY, LLC

MILDARA BLASS, INC.

GROVE ACQUISITION, LLC

SABOTAGE WINE COMPANY, LLC

SPLINTER GROUP NAPA, LLC,

as Borrowers

BANK OF THE WEST,

as Administrative Agent, Collateral Agent, Book Runner,

Syndication Agent and Documentation Agent,

BANK OF THE WEST and CITY NATIONAL BANK,

as Joint Lead Arrangers, and

THE LENDERS THAT ARE PARTIES HERETO,

as Lenders

i

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Assignment Notice
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion/Continuation
Exhibit G	Form of Secured Bank Products Provider Agreement
Exhibit 2.1.2	Form of Revolver Note
Exhibit 2.2.2	Form of Term Note
Exhibit 2.5.4	Form of DDTL Note
Exhibit 6.1(g)	Form of Solvency Certificate

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Owned Real Estate
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments
Schedule 10.2.16	Existing Affiliate Transactions
Schedule 14.3.1	Notice Addresses

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of April 12, 2021, among VINTAGE WINE ESTATES, INC., a California corporation (“Borrower Agent”), each Subsidiary of Borrower Agent party to this Agreement from time to time (together with Borrower Agent, each a “Borrower” and, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF THE WEST (“Bank of the West”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Bank of the West and City National Bank, as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, collectively the “Joint Lead Arrangers”), Bank of the West, as book runner (in such capacity, together with its successors and assigns in such capacity, the “Book Runner”), Bank of the West, as syndication agent (in such capacity, together with its successors and assigns in such capacity, “Syndication Agent”), and Bank of the West as documentation agent (in such capacity, together with its successors and assigns in such capacity, the “Documentation Agent”).

R E C I T A L S:

WHEREAS, Borrowers, Agent and certain of the Lenders are party to that certain Loan and Security Agreement dated as of July 18, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Prior Agreement”); and

WHEREAS, Borrowers have requested that the Lenders amend and restate the Prior Agreement and extend certain credit facilities to the Borrowers, which Lenders have agreed to do upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $480,000,000, consisting of an accounts receivable and inventory revolving facility in an aggregate principal amount of up to $230,000,000 (with a letter of credit sub-facility in the aggregate availability amount of $20,000,000), a term loan in the original principal amount of up to $100,000,000 (of which $92,921,157.16 is outstanding immediately prior to the A&R Closing Date), a capital expenditure facility in the original principal amount of up to $50,000,000 (of which $46,160,603.41 is outstanding immediately prior to the A&R Closing Date) and a delayed draw term loan facility in aggregate principal amount of up to $100,000,000;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.    DEFINITIONS; RULES OF CONSTRUCTION

1.1    Definitions. As used herein, the following terms have the meanings set forth below:

A&R Closing Date: April 12, 2021.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person or (d) acquisition of a vineyard or a wine production facility.

Adjusted Base Rate: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, or (c) the One-Month LIBOR Rate on such date (or, if such date is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, or the Federal Funds Rate, or the One-Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, or the Federal Funds Rate or One-Month LIBOR Rate, respectively.

Adjusted Base Rate Loan: any Loan that bears interest based on the Adjusted Base Rate.

Adjusted Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Adjusted Base Rate.

Adjusted EBITDA: for any applicable period, and determined on a consolidated basis for Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, for Holdings and its Subsidiaries), shall be the sum of:

(a)	Consolidated Net Income,

(b)	interest expense,

(c)	taxes,

(d)	depreciation and amortization expense and

(e)	non-cash stock compensation and other non-cash expense items (including any charges resulting from purchase accounting (including step-ups in basis for inventory and other assets)),

plus without duplication,

(f)	non-recurring business optimization expenses and other restructuring charges or reserves not to exceed $1,000,000 during any four consecutive fiscal quarter measurement period,

(g)

pro forma “run rate” cost savings, operating expense reductions and cost synergies (in each case net of continuing associated expenses), in each case related to a consummated Permitted Acquisition, that are reasonably identifiable, factually supportable and that are reasonably expected by Borrower Agent in good faith to be realized within twelve months following the consummation of such Permitted Acquisition as a result of specified actions (x) taken since the beginning of such period or (y) initiated prior to or during such period or (z) reasonably anticipated to be taken in connection with or following such consummated Permitted Acquisition (and a Senior Officer of Borrower Agent shall have delivered (i) an officer’s certificate to the Agent stating that such cost savings, operating expense reductions and/or cost synergies are reasonably identifiable, factually supportable and reasonably anticipated in good faith to be achieved, and (ii) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions and/or cost synergies) (in the case of each of the foregoing, calculated on a pro forma basis as though such cost savings, operating expense reductions or cost synergies, as applicable, had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions); provided that (A) the aggregate amount added back pursuant to this clause (g) shall not exceed (to the extent any such adjustment is not permissible under Article 11 of Regulation S-X under the Securities Act), for any period, five percent (5%) of Adjusted EBITDA for such period (calculated without giving effect to this clause (g)) and (B) if any cost savings, operating expense reductions or cost synergies shall at any time cease to be reasonably anticipated by Borrower Agent to be achieved within the twelve month period following the consummation of such Permitted Acquisition, then on and after such time such cost savings, operating expense reductions or cost synergies shall not be permitted to be added back pursuant to this clause (g),

(h)

one-time transaction fees, costs, expenses, premiums, make-whole amounts, penalty payments and other similar items during such period in connection with any issuance, incurrence or repayment of Indebtedness, any issuance of Equity Interests, any investment, any acquisition and any disposition, in each case to the extent permitted hereunder, including without limitation in connection with this Agreement and the other Loan Documents (including legal fees and fees, costs and expenses paid or reimbursed to the Lenders, the Issuing Bank and the Agent),

(i)

charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with a Permitted Acquisition, provided that, in respect of any item that is added back in reliance on this clause (v), the relevant Person in good faith (to the extent set forth in a certificate of a Senior Officer of Borrower Agent) expects to receive reimbursement for such item within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such four fiscal quarter period, such reimbursement amount so added back but not so received shall be deducted in calculating Adjusted EBITDA for the fiscal quarter immediately following such four fiscal quarter period),

(j)	non-cash losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items,

(k)	up to $5 million in Public Company Costs, and

(l)	any one-time expenses relating to the initial costs associated with, or in anticipation of, or preparation for establishing compliance with the Sarbanes-Oxley Act of 2002, as amended,

minus without duplication,

(m)	non-cash items of gain or revenue (to the extent added in determining Consolidated Net Income), and

(n)

gains recognized and income recognized in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, calculated on a consolidated basis in accordance with GAAP;

provided, that Adjusted EBITDA shall be calculated so as to exclude the effect of any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets outside the ordinary course of business

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: as defined in the preamble to this Agreement.

Allocable Amount: as defined in Section 5.11.3.

Anti-Corruption Laws: means all laws, rules, and regulations of any jurisdiction applicable to the Obligors or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

Anti-Terrorism Law: any Applicable Law relating to terrorism or money laundering, including the Patriot Act and the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

Applicable Law: all laws, rules and regulations and government guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the per annum margin set forth below, as determined by the Average Availability for the most recent month then ended:

Level	Average Availability	Revolver Loans		Letter of Credit Fee for Revolver Loans	Term Loan, Capital Expenditure Loans and Delayed Draw Term Loans
		LIBOR	Adjusted Base Rate		LIBOR	Adjusted Base Rate
I	< 33%	1.75%	0.75%	1.75%	1.75%	0.75%
II	≥ 33% and < 67%	1.50%	0.50%	1.50%	1.75%	0.75%
III	≥ 67%	1.25%	0.25%	1.25%	1.75%	0.75%

Commencing on the A&R Closing Date, the margins shall be determined as if Level I were applicable. Margins shall be subject to increase or decrease by Agent on the first day of the calendar month following the Agent’s receipt of the monthly Borrowing Base Certificate required to be delivered hereunder. If Agent is unable to calculate Average Availability for a particular month (or partial period) due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level I were applicable, from the first day of such month until the first day of the calendar month immediately following the actual receipt by the Agent of the applicable Borrowing Base Certificate.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either (but excluding, in all cases, a Defaulting Lender).

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.

Availability: the Borrowing Base minus the sum of (a) the principal balance of all Revolver Loans and (b) the aggregate outstanding LC Obligations under the Revolver Commitments.

Availability Reserve: as of any date of determination, the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the Grower Reserve; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to or pari passu with Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) an amount equal to the lesser of $4,750,000 and the aggregate outstanding balance of the Subordinated Debt owing to Jayson Woodbridge, and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time upon two (2) Business Days’ prior notice to Borrowers (including telephonic or electronic notice) to the extent such additional reserves bear a reasonable relationship to the issue giving rise to the implementation thereof, provided that circumstances, conditions, events or contingencies shall not be deemed to bear such a reasonable relationship if the concept (but not the amount) is already expressly addressed in the definitions of Eligible Inventory or Eligible Accounts, or such concept is otherwise the subject of an express exclusion or limitation hereunder.

Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.1.5(e).

Average Availability: means, the amount calculated as of the last Business Day of each month, equal to (a) the aggregate of the Availability for each day during such month (expressed as a percentage of the aggregate amount of the Revolver Commitment), divided by (b) the number of days in such month.

Bail-In Action: shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of the West: as defined in the preamble to this Agreement, together with its successors and assigns.

Bank of the West Indemnitees: Bank of the West and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Benchmark: initially, the LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Sections 3.1.5(a) and 3.1.5(b).

Benchmark Replacement: for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(a)    the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)    the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; and

(c)    the sum of (i) the alternate benchmark rate that has been selected by the Agent and the Borrower Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the Benchmark Replacement shall revert to and shall be deemed to be the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment as set forth in clause (a) of this definition (subject to the first proviso above).

Benchmark Replacement Adjustment: with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)    for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)    the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and

(ii)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)    for purposes of clause (c) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

Benchmark Replacement Conforming Changes: shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of look-back periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Replacement Date: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein;

(c)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower Agent pursuant to Section 3.1.5(b); or

(d)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (Los Angeles time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the Benchmark Replacement Date will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(d)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Unavailability Period: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.1.5, and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.1.5.

Beneficial Ownership Certification: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Board or Board of Governors: the Board of Governors of the Federal Reserve System.

Book Runner: as defined in the preamble to this Agreement.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations due and owing with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower or Borrowers: as defined in the preamble to this Agreement.

Borrower Agent: as defined in the preamble to this Agreement.

Borrower Materials: Borrowing Base information, reports, financial statements and other written materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a Loan or group of Loans that are made on the same day or are converted into a Loan or Loans on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the Availability Reserve then in effect; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, plus the Permitted Acquisition Inventory Amount (but without duplication of the Inventory Formula Amount), minus the Availability Reserve then in effect.

Borrowing Base Certificate: a certificate, substantially in the form of Exhibit C, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year (excluding normal replacements and maintenance which are properly charged to current operations), other than Permitted Acquisitions, in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Borrower or Subsidiary for such period, in each case prepared in accordance with GAAP.

Capital Expenditure Amount: an amount for maintenance Capital Expenditures equal to, as of any date of determination, the greater of (a) $800,000, and (b) the actual amount paid for such maintenance Capital Expenditures.

Capital Expenditure Commitment Termination Date: the earliest to occur of (a) the date that is three years from the Closing Date; (b) the date on which Borrowers terminate the Capital Expenditure Loan Commitment pursuant to Section 2.3.5; or (c) the date on which the Capital Expenditure Loan Commitment is terminated pursuant to Section 11.2.

Capital Expenditure Loan: a loan made pursuant to Section 2.3.

Capital Expenditure Loan Commitment: for any Lender, the obligation of such Lender to make Capital Expenditure Loans hereunder, in an aggregate principal amount up to the amount shown on Schedule 1.1 with respect to such Lender. “Capital Expenditure Loan Commitments” means the aggregate amount of such commitments of all Lenders.

Capital Expenditure Loan Maturity Date: the date that is seven years from the Closing Date.

Capital Expenditure Loan Year: the Closing Date through December 31, 2019, and thereafter, each calendar year during the term of this Agreement commencing on January 1 of each such year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CARES Act”: the Coronavirus Aid, Relief and Economic Security Act, as amended.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent and deposited in a Cash Collateral Account to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its reasonable discretion, which account shall be subject to a first priority, perfected Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations, but excluding indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), Agent’s good faith, reasonable estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Dominion Event: means that (a) for a period of five consecutive days, Availability is less than the greater of: (i) 10% of the Borrowing Base, or (ii) $20,000,000, or (b) an Event of Default shall have occurred and is continuing.

Cash Equivalents: (a) marketable obligations issued by, or unconditionally guaranteed by, the United States government or any agency or instrumentality thereof and backed by the full faith and credit of the United States government, in each case maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of the West, any Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of the West, any Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Bank of the West, any Lender or any of their respective Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC: means a Person that is a “controlled foreign corporation” under Section 957 of the Code.

CFC Holding Company: means a Subsidiary (including a disregarded entity for U.S. federal income tax purposes) (i) substantially all of the assets of which consist of equity and, if applicable, intercompany debt of one or more direct or indirect Subsidiaries that are CFCs or other CFC Holding Companies and (ii) that conducts no material business other than holding such equity and, if applicable, intercompany debt.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control:

(a)    at any time prior to the consummation of the SPAC IPO, (i) Patrick Roney, or any family trust established for estate planning purposes of which Patrick Roney is the trustee, shall cease to own, directly or indirectly, at least 20% of the Equity Interests entitled to act as, vote on, approve or appoint the majority of directors of Borrower Agent; (ii) Borrower Agent shall cease to own, directly or indirectly, at least 100% of the Equity Interests entitled to act as, vote on, approve or appoint the manager, managers, board of directors or other similar governing body of any of Grove, Girard or Mildara, (iii) Borrower Agent shall cease to own, directly or indirectly, at least 75% of the Equity Interests entitled to act as, vote on, approve or appoint the manager or managers of Splinter, (iv) Borrower Agent shall cease to own, directly or indirectly, at least 51% of the Equity Interests entitled to act as, vote on, approve or appoint the manager or managers of Sabotage, (v) a change in the majority of directors of any Obligor during any 24 month period, unless approved by the majority of directors serving at the beginning of such period or previously approved by such directors, or (vi) the sale or transfer of all or substantially all of any Borrower’s assets, other than sales or transfers to another Borrower or Permitted Asset Dispositions;

(b)    at any time after the consummation of the SPAC IPO, (a) any “person” (other than a Permitted Holder) or “persons” (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act)(excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Equity Interests of Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that there shall be no Change of Control if the Permitted Holders have, at such time, the right, directly or indirectly, or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of Holdings, provided, however, that Patrick Roney must own and control, beneficially and of record, the Equity Interests required under the Investor Rights Agreements to be executed in connection with the SPAC IPO for the length of time required thereunder; or

(c)    at any time after the consummation of the SPAC IPO, Holdings ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of each Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: July 18, 2019.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided, however, that such Property shall not include the Excluded Assets.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment, Term Loan Commitment, Capital Expenditure Loan Commitment and the DDTL Commitment. “Commitments” means the aggregate amount of all Revolver Commitments, Term Loan Commitments, Capital Expenditure Loan Commitments and DDTL Commitments.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, substantially in the form of Exhibit D, by which Borrowers certify compliance with Sections 10.2.3 and 10.3, and calculate the applicable Level for the Applicable Margin.

Consolidated Net Income: means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other similar obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Investment Affiliate: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments, directly or indirectly, in any other portfolio companies of such Person.

Control States: collectively, the following states in the U.S.: (a) Alabama, (b) Idaho, (c) Iowa, (d) Maine, (e) Michigan, (f) Mississippi, (g) Montana, (h) New Hampshire, (i) North Carolina, (j) Ohio, (k) Oregon, (l) Pennsylvania, (m) Utah, (n) Vermont, (o) Virginia, (p) West Virginia, and (q) Wyoming.

Corresponding Tenor: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

Covered Loan: has the meaning set forth in Section 1106(a)(1) of the CARES Act.

Covered Period: has the meaning set forth in Section 1106(a)(3) of the CARES Act.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Daily Simple SOFR: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining Daily Simple SOFR for syndicated business loans; provided that, if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

DDTL: as defined in Section 2.5.1.

DDTL Commitment: for any Lender, the obligation of such Lender to make each DDTL hereunder, in an aggregate principal amount up to the amount shown on Schedule 1.1 with respect to such Lender, subject in all respects to Section 2.5.1. “DDTL Commitments” means the aggregate amount of such commitments of all Lenders.

DDTL Commitment Termination Date: the earliest to occur of (a) the date that is eighteen (18) months from the A&R Closing Date; (b) the date on which Borrowers terminate the DDTL Commitment pursuant to Section 2.5.5; or (c) the date on which the DDTL Commitment is terminated pursuant to Section 11.2.

DDTL Year: the A&R Closing Date through December 31, 2021, and thereafter, each calendar year during the term of this Agreement commencing on January 1 of each such year.

DDTL Maturity Date: the date that is five years from the Closing Date.

Debt: as applied to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) Borrowed Money; (b) all obligations of such Person to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable in the Ordinary Course of Business and employee benefit obligations in the Ordinary Course of Business that are not past due); (c) net obligations owing by such Person under any Hedging Agreements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, but including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

provided, that, if such indebtedness is not assumed by a personal liability of such Person then the amount of such indebtedness shall be limited to the lesser of (i) the amount of such indebtedness and (ii) the book value of the asset securing such indebtedness; (e) all Contingent Obligations to the extent that the “primary obligations” (as defined in the definition of Contingent Obligations) related thereto constitute Debt; (f) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (g) in the case of an Obligor, without duplication, the principal amount of Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer and the amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the swap termination value as of such date.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto under this Agreement.

Defaulting Lender: subject to Section 4.2.3, any Lender or other Recipient that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two (2) Business Days, unless such Lender notifies the Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied; (b) has failed to pay to Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due; (c) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied); (d) has failed, within two (2) Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder, provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Agent and the Borrower Agent); or (e) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (other than via an Undisclosed Administration) or taken any action in furtherance thereof, or become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2.3) upon delivery of written notice of such determination to Borrower Agent, each Issuing Bank, each Swingline Lender and each Lender.

Deposit Account Control Agreements: the Deposit Account control agreements executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, as security for the Obligations.

Dilution Percent: the percent, determined for a period of time determined by Agent in its Permitted Discretion, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, allowances, credits, credit memos and other dilutive items with respect to Accounts (in each case, without duplication of returns, rebates, discounts, credits or allowances reducing the Value of Eligible Accounts), divided by (b) gross sales.

Distribution: any declaration or payment of a distribution (including distributions to fund pass through income tax obligations), interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Documentation Agent or Co-Documentation Agent: as defined in the preamble to this Agreement and also includes any Lender designated by Agent as a “Documentation Agent” or “Co-Documentation Agent” pursuant to a joinder agreement or amendment to this Agreement.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

Early Opt-in Election: the occurrence of:

(a)    a notification by Agent to (or the request by the Borrower Agent to the Agent to notify) each of the other parties hereto that at least five (5) currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)    the joint election by the Agent and the Borrower Agent to trigger a fallback from LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

EEA Financial Institution: shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority: shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent in its Permitted Discretion to be an Eligible Account; provided, that no Account shall be an Eligible Account if (a) it is unpaid for more than 90 days after the original invoice date or has selling terms that exceed 90 days; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Accounts (or 35% with respect to Accounts under which Deutsch Family Wine & Spirits is the Account Debtor, or, with respect to all Accounts, such higher percentage as Agent may establish in its Permitted Discretion for the Account Debtor from time to time), but only to the extent of such excess; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier and is subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof, and shall not duplicate any amount included in the Availability Reserve); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any country sanctions program or specially designated nationals list maintained by the Office of Foreign Assets Control of the U.S. Treasury Department; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by (x) a letter of credit on terms reasonably satisfactory to Agent and (i) such letter of credit names Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to Agent, or (y) credit insurance reasonably satisfactory in all respects to Agent; (h) it is owing by a Governmental Authority (except with respect to any Governmental Authority in any one of the Control States engaged in either the wholesale or direct retail sale of wine), unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than non-consensual Permitted Liens arising by operation of law which are junior to the Agent’s Lien) unless an appropriate Availability Reserve has been established in Agent’s Permitted Discretion; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Account has been endorsed and/or assigned and delivered to Lender or, in the case of electronic chattel paper, shall be in the control of Lender, in each case in a manner satisfactory to Lender; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it is an Account owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund (but excluding, in all cases, any Defaulting Lender); (b) any other Eligible Person approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within 10 Business Days after written notice of the proposed assignment) and Agent, which extends revolving credit facilities of this type in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) upon the occurrence and during the continuation of any Event of Default, any Eligible Person approved by Agent, such approval not to be unreasonably withheld or delayed; provided, however, any assignment to an Eligible Person in respect of Revolver Loans shall also require the approval of the Issuing Bank and Swingline Lender.

Eligible Equipment: Equipment (excluding wine barrels) owned by a Borrower that is deemed by Agent, in its Permitted Discretion, to be Eligible Equipment, provided that no Equipment shall be Eligible Equipment unless: (a) such Equipment meets all standards imposed by any Governmental Authority, and has not been acquired from a Sanctioned Entity or Sanctioned Person; (b) such Equipment conforms with the covenants and representations herein; (c) such Equipment is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens); (d) such Equipment is located within the United States; (e) such Equipment is not located on leased premises, premises subject to a mortgage, or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless (i) the lessor, mortgagee or such Person in possession of the Equipment has delivered a Lien Waiver or a mortgagee waiver or an appropriate Rent and Charges Reserve has been established and (ii) if requested by Agent, the lessor, mortgagee or such Person in possession of the Equipment has agreed in writing that such Equipment shall be and remain personal property notwithstanding the manner of their annexation to any Real Estate or their adaptability to the uses and purposes of such Equipment; (f) except with respect to Equipment acquired in connection with a Permitted Acquisition, such Equipment shall have been purchased by a Borrower no earlier than 120 days prior to the date for which such Borrower delivered to Agent a request for a Capital Expenditure Loan or DDTL, as applicable, with respect to such Equipment and the purchase price of such Equipment shall have been paid in full or shall be paid in full; provided, however, that any Equipment acquired on or after January 1, 2019 and prior to the Closing Date shall be deemed to have satisfied the conditions of this clause (f); and (g) with respect to such Equipment, Borrower Agent has delivered to Agent (i) a copy of the invoice for the Equipment which is being purchased using the proceeds of the requested Capital Expenditure Loan or DDTL, as applicable, (ii) evidence that such Equipment has been delivered to Borrowers and installed, if necessary for its proper operation, (iii) evidence of payments of all taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs related to the purchase of such Eligible Equipment, (iv) evidence that such Eligible Equipment has been insured as required hereunder, and (v) such other documentation and evidence that Agent may reasonably request.

Eligible Inventory: Inventory owned by a Borrower that is deemed by Agent, in its Permitted Discretion, to be Eligible Inventory; provided that, no Inventory shall be Eligible Inventory unless it (a) is located at a Borrower’s principal place of business or any other facility storing cased goods and/or bulk wine that (i) complies with such Borrower’s related representations and warranties contained in this Agreement, and (ii) has Inventory with an aggregate Value of not less than $100,000 at such location, (b) is not used, returned, obsolete, spoiled, inadequately sealed, packaged or stored, or otherwise unmerchantable, consigned, demonstrative or custom inventory, supplies (other than bulk wine), packing or shipping materials, (c) is (i) bulk whiskey and other bulk spirits, (ii) bulk wine, (iii) wholesale “FOB” cased wine or wholesale “FOB” cased spirits for which the stock keeping units have a Value in excess of $1,000, (iv) Retail Wine sold under a label that has been approved by Agent in its Permitted Discretion and for which the stock keeping units have a Value in excess of $1,000, or (v) Late Release Wine up to an aggregate value of $5,000,000, provided, that with respect to wholesale “FOB” cased wine and Retail Wine, it must be either (x) white wine that is not older than three years following December 31 of its vintage year, or (y) red wine that is either (1) not older than four years following December 31 of its vintage year, or (2) more than four years old following December 31 of its vintage year but does not exceed $10,000,000 in the aggregate in Value, or (z) non-vintage wine that is either (1) sparkling wine or is sold under the label “Middle Sister” but does not exceed $8,000,000 in the aggregate in Value, or (2) other non-vintage wine that is not older than one year following its release date; provided, further, that with respect to such wholesale “FOB” cased spirits they must not be older than one year from their release date and they must not exceed $8,000,000 in the aggregate in Value; (d) is not held on consignment, nor subject to any deposit or down payment; (e) meets all standards imposed by any Governmental Authority; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than (x) Permitted Liens, and (y) any other Lien with respect to which Agent has established an appropriate reserve in its Permitted Discretion); (h) is within the continental United States, is not in transit (except (x) between locations of Borrowers, or (y) to another location disclosed to Agent with respect to which Agent has received an appropriate Lien Waiver or established an appropriate reserve in its Permitted Discretion, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver or established an appropriate reserve in its Permitted Discretion; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is reflected in the details of a current perpetual inventory report; and (m) is subject to a Lien Waiver if it is held in a wine barrel in which any Person other than Agent has a Lien.

Eligible Person: any Person other than a Defaulting Lender (or an Affiliate of a Defaulting Lender), a natural person or the Borrower or an Affiliate of the Borrower.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any

Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

Environmental Agreement: each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to human health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice from any Governmental Authority or other Person of any alleged or threatened noncompliance with, investigation of a possible, violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction or remediation.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

EU Bail-In Legislation Schedule: shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default: as defined in Section 11.

Excess Availability: shall mean Availability.

Excluded Assets: as defined in Section 7.1.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in such act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Subsidiary: shall mean each (a) CFC, (b) direct or indirect Domestic Subsidiary of a CFC or a CFC Holding Company, and (c) CFC Holding Company.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation (each, a “Recipient”), (a) any tax imposed on the net income or net profits (however denominated) of any Recipient (including any franchise taxes imposed in lieu of such taxes and any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient’s principal office is located; (b) any tax imposed as a result of a present or former connection between such Recipient and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (c) taxes resulting from a Recipient’s failure to comply with the requirements of Section 5.10 of the Agreement; (d) any United States federal withholding taxes that are or would be imposed on amounts payable to a Foreign Lender pursuant to a law, and based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), except in each case to the extent that (i) such Foreign Lender (or its assignor, if any) was previously entitled to receive an amount pursuant to Section 5.9.1 or 5.9.2 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), and (ii) additional United States federal withholding taxes are imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending Office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (e) any United States federal withholding taxes imposed under FATCA.

Exclusive DDTL Collateral: (a) all Real Estate owned by Borrowers and acquired or re-financed with the proceeds of a DDTL, and all Equipment located at such Real Estate, and (b) the Ray’s Collateral Account.

Exclusive Revolver Loan/Letter of Credit Collateral: all Collateral other than the Exclusive Term Loan/Capital Expenditure Loan Collateral and the Exclusive DDTL Collateral.

Exclusive Term Loan/Capital Expenditure Loan Collateral: all Real Estate owned by Borrowers and acquired or re-financed with the proceeds of the Term Loan or a Capital Expenditure Loan, and all Equipment located at such Real Estate.

Extraordinary Expenses: all out-of-pocket costs, out-of-pocket expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable and documented legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipts: means any cash payments received by or payable on behalf of Borrower Agent or its Subsidiaries (or, after the delivery of the SPAC Joinder, on behalf of Holdings or its Subsidiaries) not in the ordinary course of business consisting of (a) indemnity payments or (b) any purchase price adjustment (other than a working capital or tax adjustment) received in connection with any acquisition agreement; provided, however, that Extraordinary Receipts shall not include cash receipts from indemnity payments to the extent that such funds are received by any Person in respect of any third party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of the West on the applicable day on such transactions, as determined by Agent.

Fiscal Quarter: each period of three months, ending on March 31, June 30, September 30 and December 31 of each year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on June 30 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, for Holdings and its Subsidiaries) for the most recent four Fiscal Quarters, of (a) (i) TTM EBITDA minus (ii) the Capital Expenditure Amount, minus (iii) all federal, state, and local income taxes paid in cash during such period or Distributions made in accordance with Section 10.2.4(a) by any Obligor to Borrower Agent (or, after the delivery of the SPAC Joinder, to Holdings) for the payment of such taxes, to (b) Fixed Charges.

Fixed Charges: during the most recent four Fiscal Quarters, determined for Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, for Holdings and its Subsidiaries) on a consolidated basis in accordance with GAAP, the sum of (a) consolidated cash interest expense (other than payment-in-kind) during such period and (b) consolidated scheduled principal payments in respect of Debt that are required to be paid during such period (not including payments on Subordinated Debt that is subject to clause (g) of the definition of Availability Reserve).

FLSA: the Fair Labor Standards Act of 1938.

FOB Value for Case Inventory: as of any date of determination, the Value of Eligible Inventory consisting of case wine Inventory available at FOB.

Food Security Act: means 7 U.S.C. §1631, Protection of Purchasers of Farm Products, of the Food Security Act of 1985, as amended.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary (i) that is not a Domestic Subsidiary, (ii) substantially all the assets of which, directly or indirectly, constitute equity interests or indebtedness of one or more “controlled foreign corporations” (as defined in Section 957 of the Code), or (iii) that is a Domestic Subsidiary of a Subsidiary described in clause (i) or (ii).

Fronting Exposure: a Defaulting Lender’s pro rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

Full Payment: with respect to any Obligations, (a) the full and reasonably indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), (i) Cash Collateralization thereof (or delivery of a backstop letter of credit reasonably acceptable to Agent in its reasonable discretion, in the amount of required Cash Collateral) or (ii) the full termination thereof. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Girard: Girard Winery, LLC, a California limited liability company.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any applicable supranational bodies, such as the European Union or the European Central Bank).

Grove: Grove Acquisition, LLC, a California limited liability company.

Grower Payable: an account payable of any Borrower outstanding to a grower or supplier of agricultural products that constitutes Inventory.

Grower Reserve: as of any date of determination, a reserve established by Agent in its Permitted Discretion in respect of Accounts or Inventory subject to any Lien or statutory trust created under PACA, the Food Security Act or any applicable state counterpart statute, in each case, that arises in connection with a Grower Payable.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: each Person who guarantees payment or performance of any Obligations, including without limitation and subject to delivery of the SPAC Joinder, Holdings.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, that is entered into by a Borrower or Subsidiary, on the one hand, and a Lender or any of its Affiliates, on the other hand.

Holdings: Vintage Wine Estates, Inc., a Nevada corporation, f/k/a Bespoke Capital Acquisition Corp.

Indemnified Taxes: Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Obligation.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of the West Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, URLs, domain names, social media accounts, internet keywords, websites, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Subordination Agreement: the Subordination Agreement of even date herewith, among Obligors and Agent.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: as of any date of determination, the sum of:

(a)    85% of the NOLV for Bulk Inventory; provided, however, that whiskey and other spirits approved by Agent in its Permitted Discretion, shall be valued at 60% of cost until an appraisal and a field examination of such Inventory shall have been completed pursuant to Section 10.1.1; plus

(b)    65% of the FOB Value for Case Inventory; provided, however, that wholesale “FOB” cased wine to Deutsch Family Wine & Spirits shall not, in the aggregate, exceed 35% of the portion of Inventory Formula Amount calculated under this paragraph (b); plus

(c)    65% of the Value of Eligible Inventory consisting of Retail Wines.

Inventory Reserve: reserves established by Agent, in its Permitted Discretion upon two Business Days’ prior written notice to Borrower Agent (including telephonic (followed promptly by email) or electronic notice), to reflect factors that could reasonably be expected to negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or an advance or capital contribution to or other investment in a Person; provided that, Capital Expenditures shall not in and of themselves constitute “Investments.”

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor assigns or grants a security interest in its interests in copyrights, patents, trademarks or other intellectual property to Agent, as security for the Obligations.

IRS: the United States Internal Revenue Service.

ISDA Definitions: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

Issuing Bank: Bank of the West or any Affiliate of Bank of the West, or any replacement issuer appointed pursuant to Section 2.4.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Joint Lead Arranger: as defined in the preamble to this Agreement.

Kunde Acquisition: the Acquisition by any Borrower of the property of and/or Equity Interests in Kunde Enterprises, Inc. and/or its Affiliates.

Kunde Agreements: all agreements entered into and instruments issued in connection with the Kunde Acquisition and all amendments, supplements, waivers and other modifications to any of the foregoing, including without limitation the Kunde Escrow Agreement.

Kunde Escrow Agreement: an escrow agreement governing the Kunde Escrow Amount, which shall be in form and substance acceptable to Agent in its Permitted Discretion.

Kunde Escrow Amount: means an amount in cash equal to the outstanding balance of principal of and accrued and unpaid interest on the Kunde PPP Loan assumed in connection with the Kunde Acquisition that is to be deposited concurrently with the closing of the Kunde Acquisition in an escrow account established pursuant to the terms and conditions of the Kunde Escrow Agreement.

Kunde PPP Loan: Debt in respect of the loan made to Kunde Enterprises, Inc. under the Paycheck Protection Program to be assumed by an Obligor in connection with the Kunde Acquisition.

Late Release Wine: wine that satisfies the following criteria: (a) wine designated in January of the applicable calendar year for late release by Borrower Agent and is either (i) white wine that is not older than four years following December 31 of its vintage year, or (ii) red wine that is not older than five years following December 31 of its vintage year, and (b) no sales of the applicable wine product shall have occurred during the calendar year subsequent to the year in which such wine is designated for late release. Wine previously included in a Borrowing Base Certificate as a category other than Late Release Wine cannot be reclassified as Late Release Wine without the prior written consent of Agent, which consent shall be given or withheld by Agent in its sole discretion. Wine which has been designated for late release in accordance with the preceding provisions of this definition cannot be reclassified by Borrower Agent as a different category of wine.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Sections 6.1 and 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists, and total outstanding Revolver Loans plus LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 or 366, as applicable, days from issuance, in the case of standby Letters of Credit; provided that, standby Letters of Credit may provide for automatic renewal for successive periods of 365 or 366, as applicable, days unless the Issuing Bank elects not to extend, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) no later than seven Business Days prior to the Revolver Termination Date, in the case of all Letters of Credit, unless Cash Collateralized by such date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Sublimit: $20,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the rate per annum determined by the Agent to be the London interbank offered rate as administered by ICE Benchmark Administration, or a comparable or successor rate which rate is approved by the Agent, as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to commencement of such Interest Period for deposits in Dollars with a term equivalent to such Interest Period (for delivery on the first day of such Interest Period) as appearing on the applicable screen page of Bloomberg (or, in the event such rate does not appear on a Bloomberg screen page, on the appropriate page or screen of such other information service that publishes such rate as shall be selected by the Agent); provided that at no time shall LIBOR, when used to calculate interest rates, be less than 0.00% per annum. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Capital Expenditure Loan: a Capital Expenditure Loan that bears interest based on LIBOR.

LIBOR DDTL: a DDTL that bears interest based on LIBOR.

LIBOR Loan: each set of LIBOR Revolver Loans, LIBOR Term Loans, LIBOR Capital Expenditure Loans or LIBOR DDTLs having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License; and (e) for any wine barrels holding any Borrower’s Inventory in which any Person other than a Lender has a Lien, such Person agrees Agent can use and have access to such wine barrels.

Loan: a Revolver Loan, Term Loan, Capital Expenditure Loan or DDTL.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect (i) on the business, results of operations, Properties, condition (financial or otherwise) or prospects of Borrowers and their Subsidiaries, taken as a whole, (ii) on the enforceability of any material provision of any Loan Document or (iii) on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) impairs in any material respect the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs in any material respect the ability of Agent or the Lenders to enforce or collect any of the Obligations or to realize upon the Collateral. An uninsured loss of 50% or more of Borrowers’ bulk wine and case goods inventory expected to be sold over the following 12 month period shall be deemed to be a “Material Adverse Effect.”

Material Contract: any agreement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt, or to Debt in an aggregate amount of $250,000 or more under any such agreement.

Mildara: Mildara Blass, Inc., a California corporation.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust or deed to secure debt in which an Obligor grants a Lien on its Real Estate owned in fee to Agent, as security for the Obligations (other than Obligations in respect of Revolver Loans and LC Obligations).

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of direct costs incurred in connection therewith, including (a) reasonable and customary costs and expenses actually incurred in connection therewith, including, without limitation, legal fees and sales commissions and fees of accountants, brokers, investment banks and consultants, appraisals and title insurance premiums; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) withholding, transfer, income, sales, use, value added, title and recording or transfer taxes or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV: as of any date of determination, the net orderly liquidation value of Equipment expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recently delivered appraisal conducted on behalf of, and reasonably acceptable to, Agent.

NOLV for Bulk Inventory: as of any date of determination, the Eligible Inventory available at cost for (a) bulk wine multiplied by the implied ratio for bulk wine of Inventory net recovery to Inventory available at cost, and (b) bulk whiskey and other spirits multiplied by the implied ratio for bulk whiskey and other spirits of Inventory net recovery to Inventory available at cost, in each case, set forth in the most recently delivered appraisal conducted on behalf of, and reasonably acceptable to, Agent.

Notice of Borrowing: a Notice of Borrowing, substantially in the form of Exhibit E, to be provided by the Borrower Agent to request a Borrowing of Revolver Loans, the Term Loan, Capital Expenditure Loans or DDTLs, as applicable.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation, substantially in the form of Exhibit F, to be provided by the Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans.

NYFRB: the Federal Reserve Bank of New York.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, and including interest, fees, and expenses that accrue after the commencement by or against any Obligor of any proceeding under any Insolvency Proceeding regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for Full Payment of the Obligations or that has granted a Lien in favor of Agent on all or substantially all of its assets to secure any Obligations.

OFAC: means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

One-Month LIBOR Rate: a fluctuating rate of interest as of and adjusted on each Business Day that is equal from time to time the rate per annum determined by the Lender equal to the London interbank offered rate as administered by the ICE Benchmark Administration, or a comparable or successor rate which rate is approved by the Agent, as of approximately 11:00 a.m. (London time) for an Interest Period of one month for deposits in Dollars with a term equivalent to such Interest Period as appearing on the applicable screen page of Bloomberg (or, in the event such rate does not appear on a Bloomberg screen page, on the appropriate page or screen of such other information service that publishes such rate as shall be selected by the Agent; provided that, except as set forth below, in no event shall the One-Month LIBOR Rate be less than zero; and provided, further, that the One-Month LIBOR Rate may be adjusted from time to time in Lender’s discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs on that day (or, if such day is not a Business Day, the immediately preceding Business Day). Notwithstanding the foregoing, the prohibition on the One-Month LIBOR Rate being less than zero shall not apply to interest accruing on any portion of the principal outstanding under this Note that is subject to an interest rate derivative agreement, such as a swap, cancellable swap, cap, corridor, or collar.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Intercompany Subordination Agreement, intercreditor agreements in respect of the Subordinated Debt owing to Jayson Woodbridge and the trustees of the Leslie G. Rudd Living Trust u/d/t March 31, 1999, as amended, subordination agreements in respect of other Subordinated Debt, Mortgage, assignment of lease, estoppel letter, attornment agreement, consent agreement, waiver or release related to any Real Estate, Environmental Agreement, other Real Estate agreement pursuant to which any Obligor or any Lender is a party, Borrowing Base Certificate, Compliance Certificate or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: an Adjusted Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

PACA: the Perishable Agricultural Commodities Act.

Participant: as defined in Section 13.2.1.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition satisfying each of the following:

(a)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, no Default or Event of Default exists, will exist, or would result therefrom, including as a result of the Borrowers violating Section 10.2.15;

(b)    if such Acquisition (x) is an acquisition of assets of a target Person or (y) includes the acquisition, directly or indirectly, of capital stock, membership interests or partnership interests of a target Person, upon completion of such Acquisition, Borrowers shall, in each case, comply with the requirements set forth in Sections 7.3, 7.4 and 10.1.9, as applicable;

(c)    Agent shall have received copies of all environmental assessments for such Acquisition (to the extent produced in connection with such Acquisition);

(d)    Agent and the Lenders shall have received pro forma consolidated financial statements of Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, for Holdings and its Subsidiaries), recalculated for the most recently completed trailing twelve month period for which financial statements are available, after giving effect to such Acquisition, certified by the chief financial officer of Borrower Agent, demonstrating that, after giving effect to such Acquisition, Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, Holdings and its Subsidiaries) remain in compliance, on a Pro Forma Basis, with the financial covenant set forth in Section 10.3 hereof;

(e)    Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that immediately before and after giving effect to such Acquisition, Borrowers shall have Availability greater than 15% of the Revolver Commitments then in effect;

(f)    the acquired business has its primary operations in the United States and shall be organized under the laws of a political subdivision of the United States;

(g)    except in the case of an acquisition of a vineyard, the acquired business shall have Adjusted EBITDA for the 4 fiscal quarter period ended immediately prior to the acquisition date in an amount greater than $0;

(h)    the Borrower shall provide to the Agent a copy of any executed purchase agreement or similar agreement with respect to any such Acquisition;

(i)    such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Obligor and the acquired business (if applicable);

(j)    the Agent shall have received, at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated (or such later date as is agreed by the Agent in its sole discretion but not less than one (1) Business Day prior to such Acquisition), a certificate of a Senior Officer of the Borrower Agent, in form and substance reasonably satisfactory to the Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition; and

(k)    the total consideration paid in connection with any Permitted Acquisition shall not exceed $75,000,000 in any Fiscal Year, excluding the consideration paid in connection with the Kunde Acquisition during the Fiscal Year ending June 30, 2021.

Permitted Acquisition Inventory Amount: the sum of (x) 60% of the cost of bulk wine Inventory acquired in connection with a Permitted Acquisition, plus 60% of the Value of free on board cased wine Inventory acquired in connection with a Permitted Acquisition; provided however, that (a) the foregoing shall apply only until an appraisal and a field examination of the Inventory included in calculating the Permitted Acquisition Inventory Amount shall have been completed within 90 days of the closing of such Permitted Acquisition (Agent agrees to promptly order an appraisal and field examination following such Permitted Acquisition and Borrowers agree to cooperate with each such appraisal and field examination), and (b) once such appraisal and a field examination have been completed and are reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of any such related Permitted Acquisition), then such Inventory shall only be included in the calculation of the Borrowing Base to the extent it is included in the calculation of the Inventory Formula Amount.

Permitted Asset Disposition: as long as all Net Proceeds are remitted to Agent to the extent required by Section 5.4.2: (a) an Asset Disposition that is a sale or disposition of Cash Equivalents or Inventory in the Ordinary Course of Business; provided, however, that if an Event of Default exists, then no Asset Disposition shall occur under this clause (a) following written notice from Agent to Borrower Agent to discontinue such Asset Dispositions; (b) Asset Dispositions in any Fiscal Year of Equipment having an aggregate fair market or book value (whichever is greater) of $250,000 or less; (c) so long as no Event of Default has occurred and is continuing, an Asset Disposition that is a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) so long as no Event of Default has occurred and is continuing, an Asset Disposition other than Inventory (including, but not limited to, Intellectual Property rights) that is no longer necessary, used or useful for such Obligor’s business in the Ordinary Course of Business; (e) so long as no Event of Default has occurred and is continuing, an Asset Disposition that is a termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business and would not reasonably be expected to have a Material Adverse Effect; (f) an Asset Disposition that is a disposition of Property between and among Obligors; (g) licensing, on a non-exclusive basis, of Intellectual Property in the Ordinary Course of Business; (h) the leasing, occupancy agreements or sub-leasing of property in the Ordinary Course of Business and which do not materially interfere with the business of Borrower or its Subsidiaries; (i) so long as no Event of Default has occurred and is continuing, the sale or discount, in each case without recourse and in the Ordinary Course of Business, of overdue accounts receivable arising in the Ordinary Course of Business, to the extent that such overdue accounts receivable are not Eligible Accounts; (j) casualty events with respect to any Obligor’s tangible Property so long as fully insured as required under this Agreement; (k) dispositions of any Obligor’s Real Estate and any improvements thereon arising in connection with any condemnation or eminent proceedings or sale, including by way of a like-kind exchange under Section 1031 of the Code, of a vineyard; or (l) dispositions in the Ordinary Course of Business from Subsidiaries that are not Obligors to other Subsidiaries that are not Obligors; or (m) subject to Section 14.1, approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the A&R Closing Date and included in the Schedules to this Agreement, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with Permitted Asset Dispositions and dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) constituting Investments permitted by this Agreement, (h) pursuant to guaranties by an Obligor of another Obligor with respect to operating leases, contracts and other commitments entered into in the Ordinary Course of Business, (i) to the extent such guaranties are permitted by Section 10.2.1; or (j) other Contingent Obligations in an aggregate amount of $250,000 or less at any one time outstanding.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment from the perspective of a secured, asset-based lender.

Permitted Holders: means each of (i) the members of management of Holdings, any direct or indirect parent of Holdings, the Borrowers or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof from time to time, (ii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect from time to time) including any of the foregoing Persons in clause (i); provided that in the case of this clause (ii), such foregoing Persons in clause (i) shall directly or indirectly hold a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings held by such “group”, and (iii) all parties to that certain Investor Rights Agreements to be executed in connection with the SPAC IPO (including any permitted assignees thereunder) and their respective Affiliates and trusts established for estate planning purposes.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed (a) $1,000,000 outstanding at any one time with respect to Real Estate, (b) $6,000,000 outstanding at any one time with respect to wine barrels, and (c) $1,000,000 outstanding at any one time with respect to any other personal Property, so long as its incurrence, in each case, does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 14.3.3.

“PPP Loan”: Debt in respect of the loan made under the Paycheck Protection Program in the original principal amount of $6,524,977.00 by Bank of the West.

Prime Rate: the rate of interest announced by Bank of the West from time to time as its prime rate. Such rate is set by Bank of the West on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of the West shall take effect at the opening of business on the day specified in the announcement.

Pro Forma Basis: means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition or disposition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Debt), as if such acquisition or disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP (but without giving effect to any step-up in basis of inventory or other assets resulting from such acquisition) or on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the staff of the Securities and Exchange Commission and, to the extent applicable, reasonable assumptions acceptable to Agent in its Permitted Discretion with respect to cost savings that are expected to have a continuing impact on the Borrower and its Subsidiaries and that are specified in details in the relevant compliance certificate, financial statement or other document provided and certified to Agent or any Lender by the chief financial officer of Borrower Agent in connection herewith.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments, Capital Expenditure Loan Commitments or DDTL Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment, Term Loan, Capital Expenditure Loan Commitment (to the extent outstanding and undrawn), Capital Expenditure Loans, DDTL Commitment (to the extent outstanding and undrawn) and DDTLs by the aggregate amount of the Revolver Commitments, the Term Loan, the Capital Expenditure Loan Commitments (to the extent outstanding and undrawn), the Capital Expenditure Loans, the DDTL Commitments (to the extent outstanding and undrawn) and the DDTLs; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Pro Rata Capital Expenditure Loan: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Capital Expenditure Loan Commitments are outstanding, by dividing the amount of such Lender’s Capital Expenditure Loan Commitments (to the extent outstanding) and Capital Expenditure Loans by the aggregate amount of all Capital Expenditure Loan Commitments (to the extent outstanding) and Capital Expenditure Loans; and (b) at any other time, by dividing the amount of such Lender’s Capital Expenditure Loans and by the aggregate amount of all outstanding Capital Expenditure Loans.

Pro Rata DDTL: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while DDTL Commitments are outstanding, by dividing the dollar amount of such Lender’s DDTL Commitments (to the extent outstanding) and DDTLs by the aggregate dollar amount of all DDTL Commitments (to the extent outstanding) and DDTLs; and (b) at any other time, by dividing the dollar amount of such Lender’s DDTLs and by the aggregate dollar amount of all outstanding DDTLs.

Pro Rata Revolver Loan: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Revolver Loans and LC Obligations by the aggregate amount of all outstanding Revolver Loans and LC Obligations.

Pro Rata Term Loan: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Lender’s Term Loan by the aggregate amount of the Term Loan.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate action promptly instituted and diligently pursued; (c) adequate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Public Company Costs: all costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

Purchase Money Debt: (a) Debt (other than the Obligations) incurred within sixty (60) days before or after acquisition of any fixed assets (including Real Estate), for the purpose of financing any of the purchase price or for the construction or improvement thereof; and (b) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering (i) in the case of personal Property, only the fixed assets acquired with such Debt (including, in the case of Purchase Money Debt subject to a master lease or similar agreement, all fixed assets acquired with such Debt) and constituting a Capital Lease or a purchase money security interest under the UCC, or, (ii) in the case of Real Estate, such Real Estate, associated fixtures located on such Real Estate and related rights and interests appurtenant to such Real Estate pursuant to a customary mortgage or deed of trust.

Qualified ECP: an Obligor with total assets exceeding $10,000,000 or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Ray’s Collateral Account: a Cash Collateral Account established at Bank of the West that is subject to a Deposit Account Control Agreement pursuant to which to which Obligors’ access thereto is blocked and with respect to which no Obligor has the right to transfer or direct the transfer of the Cash Collateral deposited therein.

Ray’s Completion: each of the following shall have occurred: (a) Agent shall have received satisfactory evidence that construction/renovation work at Ray’s Station has been completed in a good and workmanlike manner, free of Liens and in accordance with applicable requirements of all Governmental Authorities and substantially in accordance with plans approved by Agent; (b) certificates of occupancy and other applicable permits and releases shall have been issued by the applicable Governmental Authority with respect to the improvements at Ray’s Station and copies thereof have been furnished to Agent; and (c) a valid notice of completion shall have been recorded with respect to the construction/renovation work at Ray’s Station.

Ray’s Station: the Real Estate commonly known as 13300 Buckman Drive, Hopland, California 95449.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: as defined in “Excluded Tax.”

Reference Time: with respect to any setting of the then-current Benchmark, (a) if such Benchmark is LIBOR Rate (as determined in respect of Loans denominated in Dollars), 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not LIBOR Rate, the time determined by the Agent in its reasonable discretion.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus any unpaid accrued interest thereon, premium or similar amount required to be paid, including, but not limited to, underwriting discounts, defeasance costs, commissions and fees and expenses, including in the form of original issue discount, incurred in connection with any of the foregoing ; (b) it has a final maturity no sooner than and a weighted average life no less than, and an initial interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are not, taken as a whole, materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) upon giving effect to it, no Default or Event of Default shall have occurred and be continuing; and (f) it is not (i) recourse to any Obligor other than the Obligors which were obligated with respect to the Debt being refinanced, renewed, or extended, or (ii) secured by any Property other than Property that secured the Debt being refinanced, renewed, or extended.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (d) or (e).

Reimbursement Date: as defined in Section 2.4.2(a).

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent (or, to each Lender, as required below): (a) a mortgagee title insurance policy (or binding commitments therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Agent, which must be fully paid on the effective date of the Mortgage; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate as are customarily required by real estate lenders for similarly situated Real Estate in order to adequately protect Agent’s interest in the Real Estate; (c) either (i) a current, as-built ALTA survey of the Real Estate certified by a licensed surveyor acceptable to Agent, or (ii) a current ExpressMap or other similar mapping product customarily used as an alternative to an ALTA survey (a “Survey Alternative Map”), in each case sufficient to delete the standard survey exception from the mortgagee title insurance policy issued in connection with the applicable Mortgage; provided, however, that if a mortgage title insurance policy (or binding commitments therefor) that satisfies the conditions in clause (a) above is issued with respect to the Mortgage encumbering such Real Estate without a standard survey exception and an as-built ALTA survey or Survey Alternative Map has not been conducted with respect to such Real Estate, Agent in its Permitted Discretion may waive the as-built ALTA survey or Survey Alternative Map for such Real Estate; (d) a life-of-loan flood hazard determination and, if a building on the Real Estate is located in a flood plain, an acknowledged notice to Borrower Agent and flood insurance in an amount, with endorsements and by an insurer, in each case in compliance with all applicable flood laws; provided, that, such flood hazard determination and flood related diligence and compliance shall be completed in a manner reasonably satisfactory to all Lenders in connection with any Loan secured by such Real Estate or any increase, extension, or renewal of the Obligations secured by such Real Estate; (e) an appraisal of the Real Estate that is no older than 180 days from the date of issuance, prepared by an appraiser reasonably acceptable to Agent, and in form and substance reasonably satisfactory to Required Lenders and compliant with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time; (f) environmental assessment report prepared by environmental engineers reasonably acceptable to Agent prepared within six (6) months prior to A&R Closing Date (or the recording date of the Mortgage, in the case of Mortgages recorded after the A&R Closing Date), provided, that an environmental database (i.e., “desktop”) assessment may be accepted by Agent in lieu of an environmental assessment if the delivery of environmental assessment report is not reasonably practical or Agent otherwise determines such assessment report is otherwise not required in its Permitted Discretion; (g) documentation establishing to Agent’s reasonable satisfaction that there is sufficient water availability for the Real Estate, and (h) an Environmental Agreement in form and substance reasonably satisfactory to Agent.

Release Event: (a) following the occurrence of a Cash Dominion Event under clause (a) thereof, the last day of 30 consecutive days in which Availability is equal to or greater than the greater of (i) $20,000,000 or (ii) 10% of the Borrowing Base; and (b) following the occurrence of a Cash Dominion Event under clause (b) thereof, such Event of Default has been cured or waived in accordance with the terms of this Agreement.

Relevant Governmental Body: the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: subject to Section 4.2, (a) with respect to matters solely related to the Revolver Commitments or the Exclusive Revolver Loan/Letter of Credit Collateral, two or more Lenders having (i) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (ii) if the Revolver Commitments have terminated, Revolver Loans in excess of 50% of all outstanding Revolver Loans, (b) with respect to matters solely related to the Term Loan, the Capital Expenditure Loans or Capital Expenditure Loan Commitments (to the extent outstanding and undrawn), two or more Lenders having (i)(x) Capital Expenditure Loan Commitments (to the extent outstanding and undrawn) in excess of 50% the aggregate Capital Expenditure Loan Commitment (to the extent outstanding and undrawn), and (y) a Term Loan in excess of 50% of the aggregate Term Loan; and (ii) if the Capital Expenditure Loan Commitments have terminated, Capital Expenditure Loans and a Term Loan in excess of 50% of all outstanding Capital Expenditure Loans and the aggregate Term Loan, (c) with respect to matters solely related to the DDTLs or DDTL Commitments (to the extent outstanding and undrawn), two or more Lenders having (i) DDTLs Commitments (to the extent outstanding and undrawn) in excess of 50% the aggregate DDTL Commitments (to the extent outstanding and undrawn); and (ii) if the DDTL Commitments have terminated, DDTLs in excess of 50% of all outstanding DDTLs, and (d) with respect to matters related to all Commitments or all Collateral, two or more Lenders having (i) Revolver Commitments, Capital Expenditure Loan Commitments (to the extent outstanding and undrawn), a Term Loan and/or DDTL Commitments (to the extent outstanding and undrawn) in excess of 50% of the aggregate Revolver Commitments, the aggregate Capital Expenditure Loan Commitments (to the extent outstanding and undrawn), the aggregate Term Loan and the aggregate DDTL Commitments (to the extent outstanding and undrawn); and (ii) if the Revolver Commitments, Capital Expenditure Loan Commitments and DDTL Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that at any time there are less than three Lenders holding Revolver Commitments, “Required Lenders” shall mean all Lenders holding Revolver Commitments; provided further, however, that at any time there are less than three Lenders holding Capital Expenditure Loan Commitments (to the extent outstanding and undrawn), “Required Lenders” shall mean all Lenders holding Capital Expenditure Loan Commitments (to the extent outstanding and undrawn); provided further, however, that at any time there are less than three Lenders holding the Term Loan, “Required Lenders” shall mean all Lenders holding the aggregate Term Loan; provided further, however, that at any time there are less than three Lenders holding DDTL Commitments (to the extent outstanding and undrawn), “Required Lenders” shall mean all Lenders holding DDTL Commitments (to the extent outstanding an undrawn); provided, further, that any Lender that is an Affiliate of another Lender shall count as a single Lender with such other Lender for purposes of determining the number of Lenders under the foregoing provided clauses provided further, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments existing on the A&R Closing Date that are set forth on Schedule 10.2.5; (b) Investments in cash and Cash Equivalents that are subject to Agent’s Lien and control (other than cash and Cash Equivalents not required to be subject to a Control Agreement hereunder); (c) guarantees and loans and advances permitted under Section 10.2.1 and Section 10.2.7, respectively; (d) any Investments in any Borrower; (e) acquisitions of securities from Account Debtors received in connection with any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors, Investments consisting of extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financial troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss; (f) the receipt and holding of promissory notes and other non-cash consideration received in connection with any Asset Disposition permitted by Section 10.2.6; (g) Investments in Hedging Agreements to the extent permitted under Section 10.2.14, (h) deposits, prepayments and other credits to suppliers made in the Ordinary Course of Business; (i) extensions of trade credit in the Ordinary Course of Business; (j) Investments made in the Ordinary Course of Business and resulting from pledges and deposits constituting Permitted Liens; (k) Permitted Contingent Obligations; (l) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary; (m) Investments to the extent made with the proceeds of, or paid for by the issuance of, any Equity Interests issued by (or capital contributions to) the Borrowers that are used by the Borrowers or any of their Subsidiaries substantially contemporaneously to make such Investment; (n) other Investments in an aggregate amount outstanding at any time not to exceed $500,000; (o) Permitted Acquisitions; (p) the Kunde Acquisition; and (q) the SPAC IPO.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or materially restricts the right of any Borrower, Subsidiaries or other Obligor to incur or repay the Obligations, to grant Liens on the Collateral in favor of Agent and the Lenders, to declare or make Distributions, to modify, extend or renew any agreement evidencing the Obligations, or to repay any intercompany Debt.

Retail Wines: wines that Borrowers sell directly to individual customers via wine clubs or at wine tasting locations that a Borrower owns and operates.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Revolver Loan: (a) a loan made pursuant to Section 2.1.1, and (b) any Swingline Loan, Overadvance Loan or Protective Advance designated as a Revolver Loan.

Revolver Termination Date: the date that is five years from the Closing Date.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

Sabotage: Sabotage Wine Company, LLC, a California limited liability company.

Sanctioned Entity: means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to or the target of any Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Sanctioned Person: means, at any time, (a) any Person listed on any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions: means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of the West or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided that no such Lender or Affiliate shall be considered a Secured Bank Product Provider until ten (10) days following its delivery to Agent of a Secured Bank Product Provider Agreement, unless such agreement has been delivered prior to the A&R Closing Date.

Secured Bank Product Provider Agreement: means an agreement in substantially the form of Exhibit G, executed and delivered by any Lender or Affiliate (other than Bank of the West) that is providing a Bank Product, (a) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (b) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, Stock Pledges and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, treasurer, controller, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

SOFR: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (Los Angeles time) on the immediately succeeding Business Day.

SOFR Administrator: the NYFRB (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of

Section 101(32) of the Bankruptcy Code; and (f) has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

SPAC IPO: means the acquisition of Borrower Agent or any direct or indirect parent of Borrower Agent by, or merger, combination or consolidation of Borrower Agent or any direct or indirect parent of Borrower Agent with, any publicly traded acquisition company, targeted acquisition company or entity similar (including without limitation Holdings or any subsidiary thereof) to the foregoing that results in the Equity Interests of Borrower Agent or such direct or indirect parent of Borrower Agent (or any successor to the foregoing by merger, combination or consolidation) being traded on, or Borrower Agent or any direct or indirect parent of Borrower Agent being wholly-owned by another entity (including without limitation Holdings) whose Equity Interests are traded on, a national securities exchange, in any event as contemplated by the Transaction Agreement.

SPAC Joinder: as defined in Section 10.1.9(c).

Splinter: Splinter Group Napa, LLC, a California limited liability company.

Stock Pledges: the stock pledges to be executed by each Obligor, in favor of Agent, whereby each Obligor pledges the stock of its Subsidiaries (other than Excluded Subsidiaries) as security for the Obligations.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations in a manner reasonably satisfactory to Agent and the Required Lenders, and is on other terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent and the Required Lenders. For the purposes of this Agreement, Subordinated Debt shall include intercompany Debt among the Obligors.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (or, after delivery of the SPAC Joinder, Holdings) (including indirect ownership by a Borrower through other entities in which the Borrower (or, after delivery of the SPAC Joinder, Holdings) directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Supermajority Lenders: subject to Section 4.2, two or more Lenders having (a) if none of the Revolver Commitments, the Capital Expenditure Loan Commitments or the DDTL Commitments have terminated, Revolver Commitments, Capital Expenditure Loan Commitments, DDTL Commitments or the Term Loan in excess of 67% of the aggregate Revolver Commitments, Capital Expenditure Loan Commitments, DDTL Commitments and the aggregate Term Loan; (b) if the Revolver Commitments but not the Capital Expenditure Loan Commitments or the DDTL Commitments have terminated, Revolver Loans, Capital Expenditure Loan Commitments, DDTL Commitments or the Term Loan in excess of 67% of the aggregate Revolver Loans, Capital

Expenditure Loan Commitments, DDTL Commitments and the aggregate Term Loan; (c) if the Capital Expenditure Loan Commitments but not the Revolver Commitments or DDTL Commitments have terminated, Revolver Commitments, Capital Expenditure Loans, DDTL Commitments or the Term Loan in excess of 67% of the Revolver Commitments, the Capital Expenditure Loans and the aggregate Term Loan; (d) if the DDTL Commitments but not the Revolver Commitments or Capital Expenditure Commitments have terminated, Revolver Commitments, Capital Expenditure Loan Commitments, DDTLs or the Term Loan in excess of 67% of the Revolver Commitments, the Capital Expenditure Loan Commitments, DDTLs and the aggregate Term Loan; and (e) if the Revolver Commitments, the Capital Expenditure Loan Commitments and the DDTLs have terminated, Loans in excess of 67% of all outstanding Loans; provided, however, that at any time there is less than three Lenders, “Supermajority Lenders” shall mean all Lenders; provided further, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Lender: Bank of the West or any replacement agent that has funded Swingline Loans.

Swingline Loan: any Borrowing of Revolver Loans funded with the Swingline Lender’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Syndication Agent: as defined in the preamble to this Agreement.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: the term loan made pursuant to Section 2.2.1.

Term Loan Commitment: for any Lender, the obligation of such Lender to make the Term Loan hereunder, up to the percentage of the Term Loan Formula Amount for such Lender shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders, which shall not exceed the Term Loan Formula Amount.

Term Loan Formula Amount: an amount equal to the lesser of (a) $100,000,000, and (b) the sum of (i) 75% of the appraised “as-is” fair market value all of Real Estate in which Borrowers have a fee interest, and (ii) either (A) 100% of the appraised NOLV of Borrowers’ equipment located on such Real Estate, or (B) 85% of the orderly liquidation value of Borrowers’ equipment located on such Real Estate; and the determination of (A) or (B) shall be made by Agent in its Permitted Discretion; provided however that in no event shall the Term Loan Formula Amount exceed 80% of the sum of (x) the appraised “as-is” fair market value all of Real Estate in which Borrowers have a fee interest, and (y) either (1) the appraised NOLV of Borrowers’ equipment located on such Real Estate, or (2) the orderly liquidation value of Borrowers’ equipment located on such Real Estate; and the determination of (1) or (2) shall be made by Agent in its Permitted Discretion, provided further however, that, in each case, the results of such appraisals shall be reasonably satisfactory to Agent, and shall have been conducted by an appraiser or appraisers reasonably satisfactory to Agent.

Term Loan Maturity Date: the date that is seven years from the Closing Date.

Term Loan Principal Payment Amount: an amount equal to (a) 1/100th of the amount determined under clause (b)(i) of the Term Loan Formula Amount, plus (b) 1/28th of the amount determined under clause (b)(ii) of the Term Loan Formula Amount.

Term Loan Year: each 12 month period commencing on September 10, 2019 and on each anniversary thereof.

Term SOFR: shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Term SOFR Notice: a notification from Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

Term SOFR Transition Event: the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.1.5 that is not Term SOFR.

Transaction Agreement: that certain Transaction Agreement, dated February 3, 2021, among Bespoke Capital Acquisition Corp., VWE Acquisition Sub Inc., Borrower Agent, Bespoke Sponsor Capital LP, and Darrell D. Swank, as the seller representative.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: means the period (a) commencing on the date that (i) an Event of Default occurs or (ii) for a period of five (5) or more consecutive Business Days, Availability is less than the greater of (x) $10,000,000 from the Amendment Number Three Effective Date through June 30, 2021, and $20,000,000 commencing on July 1, 2021, and at all times thereafter, or (y) 5.0% of the Borrowing Base from the Amendment Number Three Effective Date through June 30, 2021, and 10.0% of the Borrowing Base commencing on July 1, 2021, and at all times thereafter; and (b) continuing until a period of thirty (30) consecutive days has elapsed, during which at all times (i) no Event of Default exists and (ii) Availability is more than the greater of (x) $10,000,000 from the Amendment Number Three Effective Date through June 30, 2021, and $20,000,000 commencing on July 1, 2021, and at all times thereafter, or (y) 5.0% of the Borrowing Base from the Amendment Number Three Effective Date through June 30, 2021, and 10.0% of the Borrowing Base commencing on July 1, 2021, and at all times thereafter.

TTM EBITDA: as of the date of determination and on a consolidated basis, Borrowers’ Adjusted EBITDA for the prior twelve month period.

UCC: the Uniform Commercial Code as in effect in the state of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Undisclosed Administration: means in relation to a Lender or a parent company that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or Person, as the case may be, is subject to home jurisdiction supervision if Applicable Law requires that such appointment is not to be publicly disclosed.

United States or U.S.: United States of America.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate set forth below and determined based on the daily unused amount of the applicable Commitment for the most recent month then ended:

Level	Daily Unused Amount	Unused Line Fee Rate
I	< 50%	0.000%
II	> 50%	0.125%

The Unused Line Fee Rate shall be subject to increase or decrease by Agent on the first day of the calendar month following the Agent’s receipt of the monthly Borrowing Base Certificate required to be delivered hereunder. If Agent is unable to calculate the daily unused amount for any applicable Commitment for a particular month (or partial period) due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Agent or Required Lenders, the Unused Line Fee Rate shall be determined as if Level II were applicable, from the first day of such month until the first day of the calendar month immediately following the actual receipt by the Agent of the applicable Borrowing Base Certificate.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

Value: (a) with respect to free on board (or “FOB”) cased Inventory, value is determined on the basis of the wholesale of such Inventory; provided, however, that with respect to cased Inventory to be sold to Deutsch Family Wine & Spirits, value is determined on the basis of the pre-discounted wholesale price of such Inventory as approved by Agent in its Permitted Discretion;

(b) with respect to Retail Wines, value is determined on the basis of the lesser of: (i) the retail price at which Borrowers sell Retail Wines directly to individual customers, and (ii) the reasonable retail price of Retail Wines determined by Agent in its Permitted Discretion, and (c) with respect to an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the A&R Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner reasonably satisfactory to Required Lenders and the Borrowers to take into account the effects of the change.

1.3    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the state of California from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All references to Value, Borrowing Base components, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Calculations for the Borrowing Base shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrowers’ “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5    Certain Calculations. For purposes of making all calculations of the Fixed Charge Coverage Ratio, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by Borrower Agent or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower Agent on a Pro Forma Basis.

1.6    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

SECTION 2.    CREDIT FACILITIES

2.1    Revolver Commitment.

2.1.1    Revolver Loans. Each Lender agrees, severally on a Pro Rata Revolver Loan basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date. The Revolver Loans may be repaid and reborrowed subject to the terms provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base for Revolver Loans.

2.1.2    Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note in substantially the form of Exhibit 2.1.2 evidencing its Revolver Loans.

2.1.3    Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (i) to pay Obligations in accordance with this Agreement; (ii) to pay fees and transaction expenses associated with the closing of the transactions contemplated in the Loan Documents; and (iii) working capital and general corporate purposes of the Borrowers and any other transaction not prohibited by the Loan Documents.

2.1.4    Voluntary Reduction or Termination of Revolver Commitments.

(a)        The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver

Commitments. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations in connection with the outstanding Revolver Loans.

(b)        Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, without penalty or premium, except as otherwise provided in Section 3.9, upon prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $10,000,000 in excess thereof.

2.1.5    Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (an “Overadvance”) at any time, the excess amount shall be payable by Borrowers within one (1) Business Day of request by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 5% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) shall not be increased to an amount in excess of 5% of the Borrowing Base, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section 2.1.5 nor authorized to enforce any of its terms.

2.1.6    Protective Advances. Agent shall be authorized, in its Permitted Discretion, at any time that any conditions in Section 6 are not satisfied to make Adjusted Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of 5% of the Borrowing Base outstanding at any time, if Agent deems such Loans reasonably necessary or reasonably desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section 2.1.6 nor authorized to enforce any of its terms.

2.1.7    Increase in Commitments. Borrowers may request an increase in Revolver Commitments or an additional term loan commitment (each an “Incremental Term Loan Commitment” and each term loan provided thereunder in accordance with the terms and conditions of this Section 2.1.7, an “Incremental Term Loan”) from time to time upon notice to Agent, as long as (a) the requested increase to the Revolver Commitments or Incremental Term Loan Commitment, as applicable, is in a minimum amount equal to the lesser of (i) $10,000,000, or (ii) the balance of the amount available under clause (c), (b)(i) with respect to an increase in the Revolver Commitments, is offered on the same terms as existing Revolver Commitments, except for fees which shall be determined by the Borrowers and the applicable Lenders, and (ii) with respect to each Incremental Term Loan Commitment, each Incremental Term Loan shall be offered on the terms and conditions set forth in this Section 2.1.7, (c) from and after the A&R Closing Date, increases under this Section 2.1.7 do not exceed $55,000,000 in the aggregate, (d) with respect to an increase in the Revolver Commitments, no reduction in the Revolver Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (e) no Default or Event of Default shall have occurred and be continuing. Agent shall promptly notify Lenders of the requested increase to the Revolver Commitments or Incremental Term Loan Commitments, as applicable and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment or Incremental Term Loan Commitment, as applicable. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments or Incremental Term Loan Commitments, as applicable, and become Lenders hereunder. Agent may allocate, in its reasonable discretion, the increased Revolver Commitments or Incremental Term Loan Commitments, as applicable, among committing Lenders and, if necessary, Eligible Assignees. Provided that conditions in this Section 2.1.7 and in Section 6.2 are satisfied, total Revolver Commitments or Incremental Term Loan Commitments, as applicable, shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 90 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments or Incremental Term Loans, as applicable. On the effective date of an increase, all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments and Incremental Term Loan Commitments, as applicable, shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments. The terms and provisions of the incremental Revolver Loans will be identical to the terms and conditions applicable to the existing Revolver Loans. The terms and provisions of any Incremental Term Loans shall be as set forth in a joinder agreement; provided that (a) Incremental Term Loans shall not participate on a greater (but may participate on a lesser) than pro rata basis with the existing Loans in any optional or mandatory prepayment hereunder, (b) the Incremental Term Loans may be unsecured or secured by the Collateral on a pari passu or junior basis, but shall not be secured by any of the Exclusive Revolver Loan/Letter of Credit Collateral, the Exclusive Term Loan/Capital Expenditure Loan Collateral or the Exclusive DDTL Collateral, (c) any mandatory or optional prepayments with respect any Incremental Term Loan shall be mutually agreed to by Borrowers and Lenders, (d) any Incremental Term Loan shall be secured pursuant to a Mortgage on a Borrower’s Real Estate not already included in the Exclusive Term Loan/Capital Expenditure Loan Collateral or the Exclusive DDTL Collateral, or not already securing another Incremental Term Loan (if any), (e) Borrowers shall deliver Related Real Estate Documents in connection with each such Mortgage, and (f) all other terms of the Incremental Term Loans must be reasonably acceptable to the Agent and the Lenders holding any portion of the Incremental Term Loans.

2.2    Term Loan Commitment.

2.2.1    Term Loan. On September 10, 2019, each Lender with a Term Loan Commitment made, severally on a pro rata basis up to its Term Loan Commitment, on the terms set forth herein, the Term Loan to Borrowers. As of the A&R Closing Date, subject to receipt of a principal payment in respect of the Term Loan of not less than $10,800,000 and the satisfaction of the conditions precedent set forth in Section 6.1, each Lender with a Term Loan Commitment consents to the release of the Lien on Ray’s Station. Following receipt of such principal payment on the A&R Closing Date, the aggregate outstanding principal balance of the Term Loan shall be $82,121,157.16. Once repaid, whether such repayment is voluntary or required, the Term Loan may not be reborrowed.

2.2.2    Term Loan Notes. The Term Loan made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note in substantially the form of Exhibit 2.2.2 evidencing its Term Loan.

2.2.3    Use of Proceeds. The proceeds of the Term Loan shall be used by Borrowers solely to provide for the general corporate purposes of the Borrowers, and any other transaction not prohibited by the Loan Documents.

2.3    Capital Expenditure Loan Commitment.

2.3.1    Capital Expenditure Loans. Each Lender agrees, severally on a Pro Rata Capital Expenditure Loan basis up to its Capital Expenditure Loan Commitment, on the terms set forth herein, to make Capital Expenditure Loans to Borrowers from time to time from the Closing Date or September 10, 2019, as applicable, through the Capital Expenditure Commitment Termination Date. As of the A&R Closing Date, the aggregate outstanding principal balance of the Capital Expenditure Loans is $46,160,603.41.

2.3.2    Additional Conditions on Capital Expenditure Loans. In addition to the conditions set forth in Section 6, no Lender shall have an obligation to make a Capital Expenditure Loan if:

(a)    the principal amount of the requested Capital Expenditure Loan would exceed (i) 80% of the invoice price (of which, not more than 20% can constitute sales taxes, delivery charges and other “soft” costs related to such purchase) of the used Eligible Equipment to be purchased with the proceeds of such Capital Expenditure Loan; provided, however, a Capital Expenditure Loan made with respect to Eligible Equipment being acquired in connection with a Permitted Acquisition shall not exceed, depending on the methodology and basis of the related appraisals (A) 100% of the NOLV of such Eligible Equipment, or (B) 85% of the orderly liquidation value of such Eligible Equipment, so long as the methodology and basis of the related appraisals, as well as the appraiser performing such appraisals, is satisfactory to Agent in its Permitted Discretion, (ii) 100% of the invoice price (of which, not more than 20% can constitute sales taxes, delivery charges and other “soft” costs related to such purchase) of the new Eligible Equipment to be purchased with the proceeds of such Capital Expenditure Loan, and (iii) the lesser of (A) 75% of the purchase price of the new Real Estate (including vineyards) or (B) 75% of appraised “as is” fair market value of the new Real Estate (including vineyards).

(b)    after giving effect to such requested Capital Expenditure Loan, the aggregate amount of the outstanding Capital Expenditure Loans would exceed the Capital Expenditure Loan Commitment;

(c)    in the case of an Eligible Equipment purchase, the documents required to be delivered to Agent pursuant to clause (g) of the definition of Eligible Equipment either (i) have not been delivered to Agent five (5) Business Days prior to the date that the Notice of Borrowing requesting such Capital Expenditure Loan has been delivered to Agent, or (ii) are not in form and substance reasonably satisfactory to Agent;

(d)    in the case of the purchase of used Eligible Equipment, (i) Agent shall never have received an appraisal of such used Eligible Equipment conducted by an appraiser reasonably satisfactory to Agent, or (ii) no such appraisal shall have results reasonably satisfactory to Agent; and

(e)    in the case of a Real Estate purchase, the Borrowers have not delivered to Agent twenty one (21) Business Days prior to the date that the Notice of Borrowing requesting such Capital Expenditure Loan has been delivered to the Agent (i) an executed Mortgage in recordable form sufficient to create a first priority Lien in favor of Agent on such Real Estate subject to Permitted Liens, or (ii) all Related Real Estate Documents with respect to such Real Estate in form and substance reasonably satisfactory to Agent.

2.3.3    Use of Proceeds. The proceeds of Capital Expenditure Loans shall be used by Borrowers solely to purchase, or refinance purchases of, Eligible Equipment or Real Estate (including vineyards).

2.3.4    Capital Expenditure Loan Note. The Capital Expenditure Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note in substantially the form of Exhibit 2.3.4 evidencing its Capital Expenditure Loans.

2.3.5    Voluntary Reduction or Termination of Capital Expenditure Loan Commitment2.3.6 .

(a)    The Capital Expenditure Loan Commitment shall terminate on the Capital Expenditure Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to Agent at any time, Borrowers may, at their option, terminate the Capital Expenditure Loan Commitment. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations in connection with the outstanding Capital Expenditure Loans.

(b)    Borrowers may permanently reduce the Capital Expenditure Loan Commitment, on a Pro Rata Capital Expenditure Loan basis for each Lender, without penalty or premium, except as otherwise provided in Section 3.9, upon prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $10,000,000 in excess thereof.

2.4    Letter of Credit Facility.

2.4.1    Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time (or until the Revolver Commitment Termination Date), on the terms set forth herein, including the following:

(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, Borrower or such Lender has entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing by the Required Lenders or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. If the Revolver Commitments are reduced to an amount less than $20,000,000, then the sublimit for the issuance of Letters of Credit shall be reduced to an amount equal to (or, at Borrower Agent’s option, less than) the Revolver Commitments.

(b)    Letters of Credit may be requested by a Borrower to support obligations incurred for proper corporate purposes, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)    Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon (so long as they appear on their face to comply with the Letter of Credit); the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit. In the event of a conflict between the terms of any LC Application and this Agreement, the provisions of this Agreement shall govern.

(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.4.2    Reimbursement; Participations.

(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit and, to the extent not paid by Borrowers on the Reimbursement Date, such amount shall automatically be converted to a Revolver Loan and accrue interest at the Adjusted Base Rate plus the Applicable Margin from the Reimbursement Date until paid by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Adjusted Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. Without limitation of Section 5.11, each Borrower agrees that it is jointly and severally liable with respect to each Letter of Credit issued (or deemed issued) hereunder (together with all LC Obligations and all associated fees, charges, and indemnities associated with such Letter of Credit), to the same extent as it would have been liable had such Letter of Credit been issued (or deemed issued) for its own account.

(b)    Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the

Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)    The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions from Required Lenders.

2.4.3    Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default has occurred and the Obligations have been accelerated and/or the Commitments have been terminated, (b) after the Revolver Commitment Termination Date, or (c) within 7 Business Days prior to the Revolver Termination Date then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, if notified by 10:00 a.m. (Los Angeles time) by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender on the same Business Day (and otherwise on the Business Day following receipt of such notification).

2.4.4    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. On and after the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

2.5    DDTL Commitment.

2.5.1    DDTLs. Each Lender agrees, severally on a Pro Rata DDTL basis up to its DDTL Commitment, on the terms set forth herein, to make delayed draw term loans (collectively, “DDTLs” and each a “DDTL”) to Borrowers from time to time from the A&R Closing Date through the DDTL Commitment Termination Date. On the A&R Closing Date, DDTL Lenders shall make a DDTL to Borrowers in the amount of $29,250,000, which shall be secured by, among other things, Ray’s Station, which shall constitute a portion of the Exclusive DDTL Collateral. Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, in no event shall the aggregate principal amount of the DDTLs exceed $55,000,000 unless and until the SPAC IPO has been consummated and Agent has received the SPAC Joinder and the other documents and agreements specified in, and in accordance with, Section 10.1.9(c).

2.5.2    Additional Conditions on DDTLs. In addition to the conditions set forth in Section 6, no Lender shall have an obligation to make a DDTL if:

(a)    the principal amount of the requested DDTL would exceed (i) 80% of the invoice price (of which, not more than 20% can constitute sales taxes, delivery charges and other “soft” costs related to such purchase) of the used Eligible Equipment to be purchased with the proceeds of such DDTL; provided, however, a DDTL made with respect to Eligible Equipment being acquired in connection with a Permitted Acquisition shall not exceed, depending on the methodology and basis of the related appraisals (A) 100% of the NOLV of such Eligible Equipment, or (B) 85% of the orderly liquidation value of such Eligible Equipment, so long as the methodology and basis of the related appraisals, as well as the appraiser performing such appraisals, is satisfactory to Agent in its Permitted Discretion, (ii) 100% of the invoice price (of which, not more than 20% can constitute sales taxes, delivery charges and other “soft” costs related to such purchase) of the new Eligible Equipment to be purchased with the proceeds of such DDTL, and (iii) the lesser of (A) 75% of the purchase price of the new Real Estate (including vineyards) to be acquired or refinanced with the proceeds of such DDTL, or (B) 75% of appraised “as is” fair market value of the new Real Estate (including vineyards) to be acquired or refinanced with the proceeds of such DDTL.

(b)    after giving effect to such requested DDTL, the aggregate amount of the outstanding DDTLs would exceed the DDTL Commitment;

(c)    in the case of a DDTL the proceeds of which are used to finance an Eligible Equipment purchase, the documents required to be delivered to Agent pursuant to clause (g) of the definition of Eligible Equipment either (i) have not been delivered to Agent five (5) Business Days prior to the date that the Notice of Borrowing requesting such DDTL has been delivered to Agent, or (ii) are not in form and substance reasonably satisfactory to Agent;

(d)    in the case of a DDTL the proceeds of which are used to finance the purchase of used Eligible Equipment, (i) Agent shall never have received an appraisal of such used Eligible Equipment conducted by an appraiser reasonably satisfactory to Agent, or (ii) no such appraisal shall have results reasonably satisfactory to Agent; and

(e)    in the case of a Real Estate purchase, the Borrowers have not delivered to Agent twenty one (21) Business Days prior to the date that the Notice of Borrowing requesting such DDTL Loan has been delivered to the Agent (i) an executed Mortgage in recordable form sufficient to create a first priority Lien in favor of Agent on such Real Estate subject to Permitted Liens, or (ii) all Related Real Estate Documents with respect to such Real Estate in form and substance reasonably satisfactory to Agent.

2.5.3    Use of Proceeds. The proceeds of DDTLs shall be used by Borrowers solely to purchase, or refinance purchases of, Eligible Equipment or Real Estate (including vineyards).

2.5.4    DDTL Note. The DDTLs made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note in substantially the form of Exhibit 2.5.4 evidencing its DDTLs.

2.5.5    Voluntary Reduction or Termination of DDTL Commitment

(a)    The DDTL Commitment shall terminate on the DDTL Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to Agent at any time, Borrowers may, at their option, terminate the DDTL Commitment. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations in connection with the outstanding DDTLs.

(b)    Borrowers may permanently reduce the DDTL Commitment, on a Pro Rata DDTL basis for each Lender, without penalty or premium, except as otherwise provided in Section 3.9, upon prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $10,000,000 in excess thereof.

SECTION 3.    INTEREST, FEES AND CHARGES

3.1    Interest.

3.1.1    Rates and Payment of Interest.

(a)    The Obligations shall bear interest (i) if an Adjusted Base Rate Loan, at the Adjusted Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Adjusted Base Rate in effect from time to time, plus the Applicable Margin for Adjusted Base Rate Revolver Loans.

(b)    During an Insolvency Proceeding with respect to any Borrower or the continuation of an Event of Default under Section 11.1(a), or during any other Event of Default that continues for at least 15 days after its occurrence, if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)    Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Loans shall be due and payable in arrears, (i) on the last Business Day of each calendar quarter (other than with respect to LIBOR Loans); (ii) on any date of prepayment, with respect to the principal amount of Loans (other than Adjusted Base Rate Revolver Loans) being prepaid; and (iii) on the Capital Expenditure Loan Maturity Date, the Revolver Termination Date, the Term Loan Maturity Date or the DDTL Maturity Date. Interest accrued on LIBOR Loans shall be due and payable in arrears on the last day of the Interest Period; provided that if any Interest Period exceeds three months, interest shall be due and payable every three months after the beginning of such Interest Period. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2    Application of LIBOR to Outstanding Loans.

(a)    Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Adjusted Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)    Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Los Angeles time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Adjusted Base Rate Loans.

3.1.3    Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a)    the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day;

(c)    (i) with respect to LIBOR Revolver Loans, no Interest Period shall extend beyond the Revolver Termination Date; and (ii) no Interest Period for a LIBOR Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on the Term Loan; and

(d)    with respect to LIBOR Loans, Agent shall determine LIBOR at the beginning of any Interest Period and such LIBOR rate shall be fixed for such Interest Period.

3.1.4    Interest Rate Not Ascertainable. Subject to Section 3.1.5, if Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Subject to Section 3.1.5, until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.1.5    Successor LIBOR Index.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Los Angeles time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)    Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this paragraph (b) shall not be effective unless the Agent has delivered to the Lenders and the Borrower Agent a Term SOFR Notice.

(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Required Lenders pursuant to this Section 3.1.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.1.5.

(e)    Removal and/or Reinstatement of Tenor. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Benchmark Unavailability Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Agent may revoke any request for a Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request for a Borrowing of LIBOR Loans into a request for a Borrowing of or conversion to Adjusted Base RATE Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Adjusted Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Adjusted Base Rate.

(g)    Floor. Notwithstanding anything to the contrary herein or in any other Loan Document, if the Benchmark Replacement as determined pursuant to this Section 3.1.5 would be less than zero percent, the Benchmark Replacement will be deemed to be zero percent for the purposes of this Agreement and the other Loan Documents.

3.2    Fees.

3.2.1    Unused Line Fee for Revolver Loans. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders that have Revolver Commitments, a fee equal to the Unused Line Fee Rate in effect times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the last Business Day of each calendar quarter and on the Revolver Commitment Termination Date.

3.2.2    Unused Line Fee for Capital Expenditure Loans. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders that have Capital Expenditure Loan Commitments, a fee equal to the Unused Line Fee Rate in effect times the amount by which the Capital Expenditure Loan Commitments exceed the average daily balance of Capital Expenditure Loans during any month. Such fee shall be payable in arrears, on the last Business Day of each calendar quarter and on the Capital Expenditure Commitment Termination Date. Notwithstanding anything to the contrary set forth in any of the Loan Documents, the Unused Line Fee Rate shall be determined as if Level II were applicable at all times until the date that is three years from the Closing Date.

3.2.3    LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders with L/C Obligations, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the last Business Day of each calendar quarter; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.25% of the stated amount of each Letter of Credit, which fee shall be payable on the date of issuance; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. At such time as the Obligations accrue interest at the Default Rate under Section 3.1.1(b), and without duplication of such increase, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.4    Fee Letter. Borrowers shall pay all fees set forth in the fee letters executed in connection with this Agreement and the Prior Agreement.

3.2.5    Unused Line Fee for DDTLs. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders that have DDTL Commitments, a fee equal to the Unused Line Fee Rate in effect times the amount by which the DDTL Commitments exceed the average daily balance of DDTLs during any month. Such fee shall be payable in arrears, on the last Business Day of each calendar quarter and on the DDTL Commitment Termination Date. Notwithstanding anything to the contrary set forth in any of the Loan Documents, the Unused Line Fee Rate in respect of the DDTLs shall be determined as if Level II were applicable at all times until the date that is eighteen (18) months from the A&R Closing Date.

3.3    Computation of Interest, Fees, Yield Protection. All computations of interest for Adjusted Base Rate Loans when the Adjusted Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.10, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4    Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also (i) reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other fees, costs and expenses actually incurred by it in connection with (a) due diligence, negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party, and (ii) pay all out-of-pocket expenses incurred by Agent, including the fees, charges and disbursements of any advisors to Agent in connection with the enforcement or protection of any rights under or in respect of this Agreement, the other Loan Documents or the Collateral, including its rights under this Section 3.4, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring, or negotiations in respect thereof. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is reasonably determined prior to Full Payment of all of the Obligations that a higher Applicable Margin should have applied to a period than was actually applied, then, following Agent’s consultation with Borrower, the proper margin shall be applied retroactively and Borrowers shall within three (3) Business Days of request, pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section 3.4 shall be due and payable on demand. All such reimbursement obligations, including Extraordinary Expenses, shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one primary counsel to Agent, plus, if reasonably necessary, one primary counsel to the Agent and the Lenders, taken as a whole, plus, if reasonably necessary, one local counsel in each applicable jurisdiction which, in each case, shall exclude allocated costs of in-house counsel and (ii) in the case of other consultants and advisers, to the reasonable and documented fees and expenses of such Person.

3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Adjusted Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Adjusted Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6    Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) withdraws such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for an Adjusted Base Rate Loan.

3.7    Increased Costs; Capital Adequacy.

3.7.1    Change in Law. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b)    subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes which are governed by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank, and, for the avoidance of doubt, without duplication of Section 5.9); or

(c)    impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) by an amount deemed by such Lender or Issuing Bank to be material, then, within fifteen (15) days after written demand of such Lender or Issuing Bank (which shall set forth in reasonable detail the amount(s) due and the basis therefor), Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2    Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy or liquidity), then from time to time upon receipt in reasonable detail (which detail shall not include any confidential or price sensitive information or any other information to the extent prohibited by law) of the amounts due and the basis therefor, Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 3.7.3 shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9    Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, excluding loss of anticipated profits, but including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section 3.9 shall apply as if each Lender had purchased such deposits.

3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.11    Replacement Lender. Borrower Agent may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for a Lender seeking payment or compensation under Sections 3.7 or 5.10 of this Agreement (or that is a Defaulting Lender (any such Lender, an “Affected Lender”)), which Replacement Lender shall either be an Eligible Assignee or another Person reasonably satisfactory to Agent and the Issuing Bank. In the event Borrower Agent obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolver Commitment hereunder within ninety (90) days following notice to Agent and the Affected Lender of Borrower Agent’s intention to do so (the “Replacement Notice”), the

Affected Lender shall sell and assign its Loans, Revolver Commitment, DDTL Commitment and Capital Expenditure Loan Commitment, without recourse, to such Replacement Lender in accordance with the provisions of Section 13.3; provided that, (a) Borrower Agent and Issuing Bank shall have consented thereto in writing, (b) such assignment will in fact result in a reduction in such compensation and payment then payable to the Affected Lender, (c) such assignment does not conflict with Applicable Laws or regulations, (d) (i) Borrowers or the Replacement Lender have reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to Agent pursuant to Section 13.3 and (ii) in any case where such replacement occurs as the result of a demand for payment of certain costs or Taxes pursuant to Sections 3.7 or 5.10, Borrowers have paid all breakage and increased costs for and Taxes to which such Affected Lender is entitled to under such Sections 3.7 or 5.10 through the date of such sale and assignment; provided, further, that, each Replacement Lender shall be an Eligible Assignee. Such Affected Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment. An Affected Lender shall not be required to make any such assignment and delegation if, on or before sixty (60) days after Agent’s and the Affected Lender’s receipt of the Replacement Notice, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling Borrower Agent to require such assignment and delegation cease to apply. Nothing in this Section 3.11 shall limit or impair (A) any rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender or (B) Agent’s rights to replace a Lender in accordance with Section 13.4.

SECTION 4.    LOAN ADMINISTRATION

4.1    Manner of Borrowing and Funding Revolver Loans, Capital Expenditure Loans and DDTLs.

4.1.1    Notice of Borrowing – Revolver Loans.

(a)    Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (Los Angeles time) (i) at least one Business Day prior to the requested funding date, in the case of Adjusted Base Rate Loans (or on the requested funding date in the case of Adjusted Base Rate Loans to be made on the A&R Closing Date), (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans, and (iii) on the same Business Day as the requested funding date in the case of a Swingline Loan. Notices received after 11:00 a.m. (Los Angeles time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Adjusted Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)    Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations but excluding Obligations other than principal, interest, scheduled fees and LC Obligations, which are being disputed by written notice to Agent and in good faith by Borrower and are not more than thirty (30) days past due) shall be deemed to be a request for Adjusted Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. Alternatively, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)    If Borrowers maintain any disbursement account with Agent or any Affiliate of Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for an Adjusted Base Rate Revolver Loan on the date of such presentation, in the amount of the Payment Item. The proceeds of such Revolver Loan may be disbursed directly to the disbursement account.

4.1.2    Notice of Borrowing – Capital Expenditure Loans and DDTLs.

(a)    Capital Expenditure Loans. Subject to Section 2.3.2, whenever Borrowers desire funding of Capital Expenditure Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (Los Angeles time) (i) on the requested funding date, in the case of Adjusted Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as an Adjusted Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)    DDTLs. Subject to Section 2.5.2, whenever Borrowers desire funding of a DDTL, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (Los Angeles time) (i) on the requested funding date, in the case of Adjusted Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as an Adjusted Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

4.1.3    Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (Los Angeles time) on the date prior to the proposed funding date for Adjusted Base Rate Loans or by 3:00 p.m. (Los Angeles time) at least three Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Los Angeles time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. (Los Angeles time) on the next Business Day. Subject to its receipt of such amounts from Lenders, and the satisfaction of the applicable conditions precedent in Section 6, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.4(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.4    Swingline Loans; Settlement.

(a)    Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $20,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account and shall accrue at the One-Month LIBOR Rate (minus the Unused Line Fee Rate) from the date made until payment by Borrowers. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)    Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent, on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its reasonable discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.5    Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2    Defaulting Lender.

4.2.1    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the

Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares; provided, however, no such exclusion and no reallocation of a Defaulting Lender’s participation in Loans or Letters of Credit among non-Defaulting Lenders shall cause the aggregate Loans or obligations to fund or participate in Loans or Letters of Credit of any non-Defaulting Lender to exceed such non-Defaulting Lender’s applicable Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent shall apply such amounts in accordance with Section 5.7.3. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Sections 3.2.1, 3.2.2 and 3.2.5. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.3 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3    Cure. Borrowers, Agent, Swing Line Lender and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender, and Agent shall notify the Lenders in writing of such agreement. As of the effective date set forth in such written notice to the Lenders, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held Pro Rata by the Lenders in accordance with the Commitments (including without limitation, reimbursement, to the extent applicable, of any costs of the type described in Section 3.9 incurred by any non-Defaulting Lender), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.3    Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof. No more than ten (10) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4    Borrower Agent. Each Borrower hereby designates Borrower Agent as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5    One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6    Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products in accordance with the applicable Bank Products agreement (including, only with the consent of Agent, any Cash Management Services). Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Sections 2.4, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section 4.6, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.    PAYMENTS

5.1    General Payment Provisions. All payments of Obligations shall be made in Dollars, and subject to Section 5.9, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Los Angeles time) on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrower Agent on behalf of Borrowers, may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Adjusted Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrower and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2    Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, except as otherwise provided in Section 3.9. Notwithstanding Section 5.4.2, if any Asset Disposition outside the Ordinary Course of Business includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans.

5.3    Repayment of Term Loan, Capital Expenditure Loans and DDTLs.

5.3.1    Payment of Principal on the Term Loan. The principal amount of the Term Loan shall be repaid on the last day of each Fiscal Quarter during each Term Loan Year, in equal quarterly installments equal to the Term Loan Principal Payment Amount, commencing with the first full Fiscal Quarter following September 10, 2019 until the Term Loan Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loan shall be due and payable in full. Each installment shall be paid to Agent for the pro rata benefit of Lenders. Once repaid, whether such repayment is voluntary or required, the Term Loan may not be reborrowed.

5.3.2    Payment of Principal on the Capital Expenditure Loans. The principal amount of all Capital Expenditure Loans shall be repaid in consecutive quarterly installments commencing on the first day of the first Fiscal Quarter following the end of the Capital Expenditure Loan Year in which such Capital Expenditure Loan was made and continuing until the Capital Expenditure Loan Maturity Date (on which date all principal, interest and other amounts owing with respect to such Capital Expenditure Loans shall be due and payable in full). Each quarterly installment shall be in an amount equal to (a) the original principal amount of such Capital Expenditure Loans, times (b)(i) in respect of Capital Expenditure Loans used to purchase any Eligible Equipment, 1/28th, and (ii) in respect of Capital Expenditure Loans used to purchase any Real Estate, 1/100th. Each installment shall be paid to Agent for the Pro Rata benefit of Lenders having Capital Expenditure Commitments or Capital Expenditure Loans. Once repaid, whether such repayment is voluntary or required, such Capital Expenditure Loans may not be reborrowed.

5.3.3    Payment of Principal on DDTLs. The principal amount of all DDTLs shall be repaid in consecutive quarterly installments commencing on the first day of the first Fiscal Quarter following the end of the DDTL Year in which such DDTL was made and continuing until the DDTL Maturity Date (on which date all principal, interest and other amounts owing with respect to such DDTLs shall be due and payable in full). Each quarterly installment shall be in an amount equal to (a) the original principal amount of such DDTLs, times (b)(i) in respect of DDTLs used to purchase any Eligible Equipment, 1/28th, and (ii) in respect of DDTLs used to purchase any Real Estate, 1/100th. Each installment shall be paid to Agent for the Pro Rata benefit of Lenders having DDTL Commitments or DDTLs. Once repaid, whether such repayment is voluntary or required, such DDTLs may not be reborrowed.

5.3.4    Optional Prepayments. Borrowers may, at their option from time to time, prepay in whole or in part the Term Loan, Capital Expenditure Loans or DDTLs, without penalty or premium, except as otherwise provided in Section 3.9. Borrower Agent shall give written notice to Agent of an intended prepayment of the Term Loan, Capital Expenditure Loans or DDTLs, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least two (2) Business Days prior to such prepayment, provided that a notice of prepayment of the Term Loan, Capital Expenditure Loans or DDTLs delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of another credit facility or other transaction.

5.3.5    Interest; Application of Prepayments. Each prepayment of the Term Loan, Capital Expenditure Loans or DDTLs shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9, and shall be applied to the remaining principal installments of the Term Loan, the Capital Expenditure Loans or the DDTLs, as applicable, pro rata against all such scheduled installments based upon the respective amounts thereof.

5.4    Mandatory Prepayments.

5.4.1    Solely prior to the SPAC IPO, concurrently with any issuance of Equity Interests by a Borrower (other than (a) issuances by Borrower Agent of Equity Interests to Patrick Roney and other investors (whether directly or indirectly) existing on the Closing Date that have been disclosed in writing to Agent, (b) issuances to management or employees under employee stock option or similar benefit plan in existence from time to time, (c) issuances in connection with Section 10.2.4(c) hereunder or (d) in connection with the SPAC IPO), Borrowers shall prepay the Obligations in an amount equal to 50% of the Net Proceeds of such issuance; provided that any indirect investors are disclosed in writing by Agent.

5.4.2    Without limiting the obligation of Borrowers to obtain the consent of the Required Lenders pursuant to Section 10.2.6 to sales or dispositions of assets not otherwise permitted hereunder, within five (5) Business Days of receipt of Net Proceeds of any sale or other disposition of assets not in the Ordinary Course of Business (including as a result of casualty or condemnation (subject to Section 8.6.2) and excluding sales or other dispositions of Inventory, surplus, obsolete or worn-out Property, Property no longer used or useful in such Obligor’s business) by any Obligor in excess of $100,000 in any Fiscal Year (with only the amount in excess of the annual amount being subject to prepayment), Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Proceeds of such disposition; provided, however, that Net Proceeds that are reinvested (or committed in writing to be reinvested) in (x) replacement assets (including acquisitions of other entities, but excluding Real Estate constituting vineyards) useful in the business of any Obligor within 180 days (and if so committed in writing to reinvestment within such 180-day period, reinvested within 90 days), and (y) replacement assets comprised of Real Estate constituting vineyards useful in the business of any Obligor within 365 days (and if so committed in writing to reinvestment within such 365-day period, reinvested within 90 days), shall in each case be excluded; provided, however, that in each case, until the same has been reinvested or the reinvestment period has expired, such Net Proceeds shall be deposited to a restricted deposit account maintained by the Borrowers that is subject to the Agent’s first priority lien (other than Permitted Liens in favor of the depository bank maintaining such account).

5.4.3    Within five (5) Business Days of the receipt of any Extraordinary Receipts in excess of $100,000 in the aggregate in any Fiscal Year, Borrowers shall prepay the Obligations in an amount equal to 100% of such proceeds, net of fees, costs and expenses incurred in collecting such Extraordinary Receipts and taxes paid or payable as a result thereof or as a result of the distribution of such Extraordinary Receipts to such Person;

5.4.4    Without limiting the obligation of Borrowers to obtain the consent of the Required Lenders pursuant to Section 10.2.1 to the incurrence of any Debt not otherwise permitted hereunder, concurrently with any incurrence of any Debt by a Borrower (other than the PPP Loan, the Kunde PPP Loan and other Debt permitted under this Agreement), Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Proceeds of such Debt;

5.4.5    Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, promptly, following Agent’s notice of such occurrence, but in no event later than one (1) Business Day, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base;

5.4.6    Notwithstanding anything herein to the contrary, on the Term Loan Maturity Date, the Capital Expenditure Loan Maturity Date or the DDTL Maturity Date (as applicable), Borrowers shall pay the Term Loan, the Capital Expenditure Loans and the DDTLs (as applicable, and unless sooner repaid hereunder); and

5.4.7    Notwithstanding anything else to the contrary contained herein:

(a)    the amount of all mandatory prepayments made hereunder (other than pursuant to Sections 5.4.5 and 5.4.6), shall be applied as follows:

(i)    FIRST, to the then-outstanding principal balance of the Revolver Loans (without a permanent reduction of the Revolver Commitments), the Term Loan, the Capital Expenditure Loans and the DDTLs, pro rata; provided, that to the extent the outstanding Term Loan, Capital Expenditure Loans and DDTLs include Adjusted Base Rate Loans and LIBOR Loans, the mandatory prepayments shall first be applied to the Adjusted Base Rate Loans and remaining balance shall be held as cash collateral in Cash Collateral Account until the end of the Interest Periods applicable to such outstanding LIBOR Loans and then shall be applied to such LIBOR Loans;

(ii)    SECOND, to Cash Collateralize outstanding Letters of Credit, and

(iii)    LAST, to all remaining Obligations.

(b)    Notwithstanding the foregoing, any mandatory prepayments made hereunder related solely to the Exclusive Revolver Loan/Letter of Credit Collateral (including without limitation any casualty or condemnation related thereto), shall be applied as follows:

(i)    FIRST, to the then-outstanding principal balance of Revolver Loans (with a permanent reduction of the Revolver Commitments), pro rata, provided, that to the extent the outstanding Revolver Loans include Adjusted Base Rate Loans and LIBOR Loans, the mandatory prepayments shall first be applied to the Adjusted Base Rate Loans and remaining balance shall be held as cash collateral in Cash Collateral Account until the end of the Interest Periods applicable to such outstanding LIBOR Loans and then shall be applied to such LIBOR Loans,

(ii)    SECOND, to Cash Collateralize outstanding Letters of Credit,

(iii)    THIRD, to the then-outstanding principal balance of Term Loan, the Capital Expenditure Loans and the DDTLs, pro rata, provided, that to the extent the outstanding Term Loan, Capital Expenditure Loans and DDTLs include Adjusted Base Rate Loans and LIBOR Loans, the mandatory prepayments shall first be applied to the Adjusted Base Rate Loans and remaining balance shall be held as cash collateral in Cash Collateral Account until the end of the Interest Periods applicable to such outstanding LIBOR Loans and then shall be applied to such LIBOR Loans; and

(iv)    LAST, to all remaining Obligations.

(c)    Notwithstanding the foregoing, any mandatory prepayments made hereunder related solely to Exclusive Term Loan/Capital Expenditure Loan Collateral (including without limitation any casualty or condemnation related thereto), shall be applied as follows:

(i)    FIRST, to the then-outstanding principal balance of Term Loan and the Capital Expenditure Loans, pro rata in inverse order of maturity, provided, that to the extent the outstanding Term Loan and Capital Expenditure Loans include Adjusted Base Rate Loans and LIBOR Loans, the mandatory prepayments shall first be applied to the Adjusted Base Rate Loans and remaining balance shall be held as cash collateral in Cash Collateral Account until the end of the Interest Periods applicable to such outstanding LIBOR Loans and then shall be applied to such LIBOR Loans,

(ii)    SECOND, to Cash Collateralize outstanding Letters of Credit,

(iii)    THIRD, to the then-outstanding principal balance of Revolver Loans (with a permanent reduction of the Revolver Commitments) and DDTLs, pro rata, provided, that to the extent the outstanding Revolver Loans and DDTLs include Adjusted Base Rate Loans and LIBOR Loans, the mandatory prepayments shall first be applied to the Adjusted Base Rate Loans and remaining balance shall be held as cash collateral in Cash Collateral Account until the end of the Interest Periods applicable to such outstanding LIBOR Loans and then shall be applied to such LIBOR Loans, and

(iv)    LAST, to all remaining Obligations.

(d)    Notwithstanding the foregoing, any mandatory prepayments made hereunder related solely to Exclusive DDTL Collateral (including without limitation any casualty or condemnation related thereto), shall be applied as follows:

(i)    FIRST, to the then-outstanding principal balance of DDTLs in inverse order of maturity, provided, that to the extent the outstanding DDTLs include Adjusted Base Rate Loans and LIBOR Loans, the mandatory prepayments shall first be applied to the Adjusted Base Rate Loans and remaining balance shall be held as cash collateral in Cash Collateral Account until the end of the Interest Periods applicable to such outstanding LIBOR Loans and then shall be applied to such LIBOR Loans,

(ii)    SECOND, to Cash Collateralize outstanding Letters of Credit,

(iii)    THIRD, to the then-outstanding principal balance of Revolver Loans (with a permanent reduction of the Revolver Commitments), the Term Loan and the Capital Expenditure Loans, pro rata, provided, that to the extent the outstanding Revolver Loans, Term Loan or Capital Expenditure Loans include Adjusted Base Rate Loans and LIBOR Loans, the mandatory prepayments shall first be applied to the Adjusted Base Rate Loans and remaining balance shall be held as cash collateral in Cash Collateral Account until the end of the Interest Periods applicable to such outstanding LIBOR Loans and then shall be applied to such LIBOR Loans, and

(iv)    LAST, to all remaining Obligations.

5.5    Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within three (3) Business Days of receipt of written request by the Agent.

5.6    Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.7    Application and Allocation of Payments.

5.7.1    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; (d) fourth, to any and all remaining Obligations, allocated as determined by Agent in its reasonable discretion; and (e) fifth, upon satisfaction of all Obligations, returned to Borrowers.

5.7.2    Post-Default Allocation.

(a)    Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Revolver Loans, whether arising from payments by Obligors, realization on the Exclusive Revolver Loan/Letter of Credit Collateral, setoff or otherwise, shall be allocated as follows:

(i)    FIRST, to all costs and expenses, including Extraordinary Expenses, and indemnification obligations under Section 14.2 owing to Agent (other than costs and expenses in respect of Secured Bank Product Obligations) incurred in connection with Revolver Loans;

(ii)    SECOND, to all costs and expenses, including Extraordinary Expenses, and indemnification obligations under Section 14.2 owing to Lenders (other than costs and expenses in respect of Secured Bank Product Obligations) incurred in connection with Revolver Loans;

(iii)    THIRD, to all amounts owing to Agent on Swingline Loans;

(iv)    FOURTH, to all amounts owing to Issuing Bank;

(v)    FIFTH, to all Obligations constituting fees incurred in connection with Revolver Loans (other than Secured Bank Product Obligations);

(vi)    SIXTH, to all Revolver Loans constituting interest (other than Secured Bank Product Obligations);

(vii)    SEVENTH, to all principal owing on Revolver Loans, to Cash Collateralization of LC Obligations and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii)    EIGHTH, to all other Secured Bank Product Obligations up to the amount of Reserves existing therefor;

(ix)    NINTH, pro rata to all principal owing on the Term Loan, the Capital Expenditure Loans and the DDTLs;

(x)    TENTH, to the payment in full of all other Obligations, in each case on Pro Rata basis among the Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(xi)    LAST, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.

(b)    Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Term Loan and the Capital Expenditure Loans, whether arising from payments by Obligors, realization on the Exclusive Term Loan/Capital Expenditure Loan Collateral, setoff or otherwise, shall be allocated as follows:

(i)    FIRST, pro rata to all costs and expenses, including Extraordinary Expenses, and indemnification obligations under Section 14.2 owing to Agent incurred in connection with Term Loan and the Capital Expenditure Loans;

(ii)    SECOND, pro rata to all costs and expenses, including Extraordinary Expenses, and indemnification obligations under Section 14.2 owing to Lenders incurred in connection with Term Loan and the Capital Expenditure Loans;

(iii)    THIRD, pro rata to the Term Loan and the Capital Expenditure Loans constituting interest;

(iv)    FOURTH, pro rata to all principal owing on the Term Loan and the Capital Expenditure Loans; and

(v)    LAST, to all remaining Obligations other than Revolver Loans, DDTLs and LC Obligations.

(c)    Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the DDTLs, whether arising from payments by Obligors, realization on the Exclusive DDTL Collateral, setoff or otherwise, shall be allocated as follows:

(i)    FIRST, pro rata to all costs and expenses, including Extraordinary Expenses, and indemnification obligations under Section 14.2 owing to Agent incurred in connection with the DDTLs;

(ii)    SECOND, pro rata to all costs and expenses, including Extraordinary Expenses, and indemnification obligations under Section 14.2 owing to Lenders incurred in connection with the DDTLs;

(iii)    THIRD, pro rata to the DDTLs constituting interest;

(iv)    FOURTH, pro rata to all principal owing on the DDTLs; and

(v)    LAST, to all remaining Obligations other than Revolver Loans, the Term Loans, the Capital Expenditure Loans and LC Obligations;

provided, with respect to any unified realization on the Exclusive Revolver Loan/Letter of Credit Collateral, the Exclusive Term Loan/Capital Expenditure Loan Collateral and the Exclusive DDTL Collateral, monies to be applied to the Obligations shall be allocated based on the par value of the Exclusive Revolver Loan/Letter of Credit Collateral and the appraised value of the Exclusive Term Loan/Capital Expenditure Loan Collateral and the Exclusive DDTL Collateral. To the extent the monies received from such unified realization is less than the par value of the Exclusive Revolver Loan/Letter of Credit Collateral and the appraised value of the Exclusive Term Loan/Capital

Expenditure Loan Collateral and the Exclusive DDTL Collateral, the difference (expressed as a percentage) shall be applied equally to the Exclusive Revolver/Letter of Credit Loan Collateral, the Exclusive Term Loan/Capital Expenditure Loan Collateral and the Exclusive DDTL Collateral, and such monies shall be allocated accordingly;

provided, further, that amounts shall be applied to payment of each category of Obligations only after Full Payment of all preceding categories. If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a pro rata basis. Amounts distributed with respect to any Secured Bank Product Obligation shall be calculated using the methodology reported to Agent for such Obligation (but no greater than the maximum amount reported to Agent). Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five Business Days following request, Agent may assume the amount is zero. The allocations set forth in this Section 5.7 are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement among them without the consent of any Obligor. This Section 5.7 is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section 5.7.

5.7.3    Defaulting Lender Waterfall. Notwithstanding anything in any Loan Document to the contrary, any payment of principal, interest, fees or other amounts received by Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to this Section 5.7 or otherwise, and including any amounts made available to Agent by such Defaulting Lender), shall be applied at such time or times as may be determined by Agent as follows:

(i)    FIRST, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder;

(ii)    SECOND, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder;

(iii)    THIRD, if so determined by Agent or requested by the Issuing Bank, to be held as Cash Collateral for future Fronting Exposure with respect to such Defaulting Lender of any participation in any Letter of Credit;

(iv)    FOURTH, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent;

(v)    FIFTH, if so determined by Agent and Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund future Loans, and participations in Letter of Credit under this Agreement;

(vi)    SIXTH, to the payment of any amounts owing to Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)    SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)    LAST, to such Defaulting Lender or as otherwise conferred thereunder or directed by a court of competent jurisdiction;

provided, however, that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the LC Conditions were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Lenders other than Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 5.7.2. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.7.3 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

5.7.4    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.8    Account Stated. The Agent shall maintain in accordance with its usual and customary practices account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9    Taxes.

5.9.1    Payments Free of Taxes. All payments by Obligors of Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by Applicable Law. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 (to the extent permitted by Applicable Law) and the Obligor or Agent (as applicable) shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section 5.9) had been made. Without limiting the foregoing and without duplication of other amounts payable by the Borrowers under this Section 5.9, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law.

5.9.2    Tax Indemnification by Borrowers. Borrowers shall indemnify, hold harmless and reimburse (within 30 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section 5.9) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate as to the calculations of any such payment or liability shall be delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a relevant Governmental Authority, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

5.9.3    Refunds. If any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by Borrowers pursuant to this Section 5.9, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 5.9 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) to such Borrower, net of all out-of-pocket expense of such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of Lender or Issuing Bank, as the case may be, agrees promptly to return such refund, plus any penalties, interest or other charges imposed on such party by the relevant Governmental Authority, to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This subsection shall not be construed to require any Lender or Issuing Bank, as the case may be, to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

5.10    Lender Tax Information.

5.10.1    Status of Lenders. Each Recipient shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes or information reporting requirements, (b) if applicable, the required rate of withholding or deduction, and (c) such Recipient’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2    Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(a)    any Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent two duly signed and properly completed copies of IRS Form W-9 or such other documentation or information prescribed by Applicable Law on or prior to the date on which such Lender becomes a Lender hereunder, upon the expiration, obsolescence or invalidity of any previously delivered form and after the occurrence of any change in circumstance relating to the Lender requiring a change in the most recent form previously delivered by it to Borrower Agent (and from time to time thereafter upon request by Agent or Borrower Agent), in each case certifying that such Lender is entitled to receive payments hereunder without deduction or withholding of any United States federal backup withholding tax;

(b)    if any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent (i) on or prior to the date on which such Lender becomes a Lender hereunder, (ii) upon the expiration, obsolescence or invalidity of any previously delivered form, and (iii) after the occurrence of any change in circumstances relating to the Lender requiring a change in the most recent form previously delivered by it to Borrower Agent (and from time to time thereafter upon request by Agent or Borrower, but only if such Foreign Lender is legally entitled to do so), (a) two duly signed and properly completed copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) two duly signed and properly completed copies of IRS Form W-8ECI; (c) two duly signed and properly completed copies of IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, two duly signed and properly completed copies of IRS Form W-8BEN or W-8BEN-E and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made, including, if applicable, any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code (as of the date hereof, and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith); and

(c)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent at the time(s) prescribed by Applicable Law and otherwise as reasonably requested by Borrower Agent or

Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date hereof.

(d)    On or before the date the Agent becomes a party to this Agreement, the Agent shall provide to the Borrower Agent two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

5.10.3    Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section 5.10. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section 5.10 against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.11    Nature and Extent of Each Borrower’s Liability.

5.11.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.11) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2    Waivers.

(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)    Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3    Extent of Liability; Contribution.

(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)    If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)    Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.11.4    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.    CONDITIONS PRECEDENT

6.1    Conditions Precedent to Credit Extensions on A&R Closing Date. The obligation of each Lender to make any extensions of credit on the A&R Closing Date provided for hereunder is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender, of each of the following conditions precedent (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of such conditions precedent with respect to such Lender):

(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof, including without limitation the Deposit Account Control Agreement with respect to the Ray’s Collateral Account.

(b)    Lenders shall have received the Historic Financial Statements pursuant to Section 9.1.7(a).

(c)    [intentionally omitted]

(d)    All representations and warranties of any Obligor in the Loan Documents shall be true and correct in all material respects; provided that in each case any such representation or warranty qualified by materiality or “Material Adverse Effect” or similar language shall be accurate in all respects.

(e)    The Joint Lead Arrangers shall have received from the Borrowers and the Guarantors reasonably satisfactory perfection certificates, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; organizational documents; customary evidence of authorization to enter into the Loan Documents in respect of the Obligations; and good standing certificates in jurisdictions of formation/organization, in each case of the Obligors other than Grove.

(f)    The Agent shall have received a solvency certificate from the chief financial officer or equivalent officer of the Borrowers certifying that the Borrowers and their Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated in the Loan Documents, are Solvent, the form of which is attached as Exhibit 6.1(g).

(g)    With respect to the Obligations, all actions necessary to establish that the Agent will have a perfected, first priority Lien (subject to Permitted Liens) on and security interest in all Collateral of Borrowers and the Guarantors under the Loan Documents shall have been taken.

(h)    All fees earned, due and payable on the A&R Closing Date pursuant to this Agreement and the Fee Letter and out-of-pocket expenses earned, due and payable on the A&R Closing Date pursuant to this Agreement shall, upon the closing under the Loan Documents, have been paid (which amounts may be offset against the proceeds of the applicable Loans).

(i)    So long as requested at least ten (10) days prior to the A&R Closing Date, the Agent and Lenders shall have received, at least three (3) Business Days prior to the A&R Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(j)    At least five (5) days prior to the A&R Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender so requesting shall have received a Beneficial Ownership Certification with respect to such Borrower.

(k)    Since June 30, 2020, no Material Adverse Effect shall have occurred.

(l)    All consents and approvals of the boards of directors, shareholders or members of the Obligors, as applicable, certified by a Senior Officer of such Obligor and Governmental Authorities reasonably necessary in connection with Loan Documents and the transactions contemplated hereunder and thereunder shall be obtained.

(m)    The Agent shall have received the results of lien searches with respect to the Borrowers and their respective Subsidiaries in jurisdictions reasonably selected by it.

(n)    The Agent shall have received customary insurance certificates, naming the Agent, on behalf of the Lenders, as lenders loss payee or additional insured, as applicable, together with the appropriate lenders loss payee endorsements and additional insured endorsements.

(o)    There shall be no pending litigation, bankruptcy or insolvency, injunction, order or claim with respect to the Borrowers or any of their Subsidiaries on the A&R Closing Date that could reasonably be expected to result in a Material Adverse Effect.

(p)    The A&R Closing Date shall occur on or before April 12, 2021.

(q)    Lenders shall have received an appraisal of Ray’s Station, the results of which shall be reasonably satisfactory to Lenders and which shall have been conducted by an appraiser or appraisers reasonably satisfactory to Agent.

(r)    At least $4,800,000 shall have been deposited in the Ray’s Collateral Account.

(s)    Agent shall have received a Notice of Borrowing for a DDTL to re-finance Ray’s Station.

(t)    Term Lenders shall have received a principal payment of not less than $10,800,000 in respect of the re-finance of Ray’s Station.

(u)    Each Related Real Estate Document with respect to Ray’s Station shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(v)    With respect to the Obligations, all actions necessary to establish that the Agent will have a perfected, first priority Lien (subject to Permitted Liens) on and security interest in the Exclusive DDTL Collateral (including without limitation Ray’s Station) of Borrowers and the Guarantors under the Loan Documents shall have been taken.

6.2    Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit, other than the initial extensions of credit which satisfy the conditions precedent in Sections 6.1, unless the following conditions are satisfied:

(a)    No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant.

(b)    The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (provided that if a representation or warranty is by its terms already subject to a materiality qualifier, it shall not be further subject to the materiality qualifier in this Section 6.2) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date).

(c)    No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect.

(d)    With respect to the issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Notwithstanding the foregoing in this Section 6.2 in respect of any Loan made pursuant to Section 2.1.7 that is used for the purpose of consummating a Permitted Acquisition or an Investment permitted under the terms of this Agreement, clauses (a) and (b) in this Section 6.2 shall be replaced with the following clauses (e) and (f), respectively:

(e)    No Event of Default under Section 11.1(a) or 11.1(j) shall exist at the time of, or result from, such funding, issuance or grant; and

(f)    All representations and warranties of any Obligor in the Loan Documents shall be true and correct in all material respects (provided that if a representation or warranty is by its terms already subject to a materiality qualifier, it shall not be further subject to the materiality qualifier in this Section 6.2) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date).

Each request (or deemed request) by Borrowers for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as Agent in its Permitted Discretion deems appropriate in connection therewith (including, without limitation, customary legal opinions requested by Agent in connection with any Loan made pursuant to Section 2.1.7).

6.3    Conditions Subsequent. The obligation of the Lenders to continue to extend credit hereunder is subject to the fulfillment, on or before the date applicable thereto, of the following conditions subsequent (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the term thereof (unless such date is extended, in writing, by Agent in its Permitted Discretion), shall constitute an Event of Default):

(a)    Within thirty (30) days of the A&R Closing Date, such additional Related Real Estate Documents for all Real Estate subject to a Mortgage (except with respect to Ray’s Station) as Agent shall request in its Permitted Discretion shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)    Within sixty (60) days of the A&R Closing Date, Agent shall have received a good standing certificate with respect to Grove duly issued by the California Secretary of State and dated as of a recent date acceptable to Agent.

SECTION 7.    COLLATERAL

7.1    Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)    all Accounts;

(b)    all Chattel Paper, including electronic chattel paper;

(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)    all Deposit Accounts;

(e)    all Documents;

(f)    all General Intangibles, including Intellectual Property;

(g)    all Goods, including Inventory, Equipment and fixtures;

(h)    all Instruments;

(i)    all Investment Property;

(j)    all Letter-of-Credit Rights;

(k)    all Supporting Obligations;

(l)    Real Estate;

(m)    all monies and Cash Equivalents, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(n)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest therein is prohibited by Applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (ii) pledges and security interests prohibited by Applicable Law (with no requirement to obtain the consent of any Governmental Authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute) (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (iii) any lease, license in which a Borrower is the licensee, permit or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (iv) any leasehold interests of a Borrower in Real Estate; (v) any asset held directly or indirectly by any Foreign Subsidiary; (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (vii) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties (that are not Obligors) (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law); (viii) any property subject to a purchase money or capital lease financing arrangement or similar arrangement permitted hereunder to the extent such documents governing such arrangement do not permit other liens on such property, including without limitation any wine barrels subject to Purchase Money Liens; and (ix) any assets acquired in connection with an investment permitted under the Loan Documents subject to Permitted Liens and which are subject to contractual arrangements prohibiting a Lien securing the Obligations (that were not entered into in contemplation of such a permitted investment) (the foregoing described in clauses (i) through (ix) are, collectively, the “Excluded Assets”); provided, however, that if and when any property shall cease to be an Excluded Asset, a Lien on and security interest in such property in favor of the Agent shall be deemed granted therein.

Notwithstanding anything to the contrary herein or in any other Loan Document, Obligations in respect of Revolver Loans and LC Obligations issued under Revolver Commitments shall not be secured by any Collateral constituting of Exclusive Term Loan/Capital Expenditure Loan Collateral or Exclusive DDTL Collateral whether now owned or hereafter acquired.

7.2    Lien on Deposit Accounts; Cash Collateral.

7.2.1    Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any such Deposit Account maintained by such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2    Cash Collateral. Cash Collateral may be invested in Cash Equivalents, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due and payable, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3    Real Estate Collateral.

7.3.1    Lien on Real Estate. From and after the A&R Closing Date, the Obligations in respect of (a) the Term Loan and the Capital Expenditure Loans shall also be secured by Mortgages upon all Real Estate owned by Obligors consisting of Exclusive Term Loan/Capital Expenditure Loan Collateral, and (b) the DDTLs shall also be secured by Mortgages upon all Real Estate owned by Obligors consisting of Exclusive DDTL Collateral, in each case, other than Real Estate owned by Obligors that constitutes an Excluded Asset. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien in favor of the Agent on the Real Estate covered thereby. Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that if pursuant to the applicable state law a mortgage tax will be owed on the full amount of the indebtedness evidenced hereby, then the amount secured by the applicable Mortgage shall be limited to an amount mutually agreed upon by Agent and Borrowers, but not less than 100% of the fair market value of the applicable Real Estate as determined by the Agent in its Permitted Discretion at the time the applicable Mortgage is delivered. If any Borrower acquires Real Estate hereafter, other than Real Estate that constitutes an Excluded Asset, Borrowers shall, within forty-five (45) days (as such date may be extended in writing from time to time by Agent) after such acquisition, execute and deliver a Mortgage in recordable form sufficient to create a first priority Lien in favor of Agent on such Real Estate subject to Permitted Liens, and shall deliver all Related Real Estate Documents.

7.3.2    Collateral Assignment of Leases. From and after the A&R Closing Date, to further secure the prompt payment and performance of all Obligations in respect of (a) the Term Loan and the Capital Expenditure Loans, each Borrower hereby collaterally assigns to Agent all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of Real Estate which constitute Exclusive Term Loan/Capital Expenditure Loan Collateral and to which such Borrower is lessor (as a fee owner of such Real Estate), and all extensions, renewals, modifications and proceeds thereof, and (b) the DDTLs, each Borrower hereby collaterally assigns to Agent all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of Real Estate which constitute Exclusive DDTL Collateral and to which such Borrower is lessor (as a fee owner of such Real Estate), and all extensions, renewals, modifications and proceeds thereof.

7.4    Other Collateral.

7.4.1    Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim for which a claim has been asserted (other than a Commercial Tort Claim for less than $250,000, shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2    Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the A&R Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights, in each case having a fair market value in excess of $250,000, and shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including using commercially reasonable efforts to obtain any appropriate possession, control agreement or Lien Waiver. If any Collateral having a fair market value in excess of $100,000 is in the possession of a third party, at Agent’s request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5    No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6    Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the A&R Closing Date to effect or perfect its Lien on any Collateral.

7.7    Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 66% of the voting stock of any Foreign Subsidiary, and any stock in excess of such percentage shall be an Excluded Asset.

SECTION 8.    COLLATERAL ADMINISTRATION

8.1    Borrowing Base Certificates. A Borrowing Base Certificate prepared as of the close of business of the previous month shall be delivered by Borrower Agent to Agent by (a) the 25th day of each month so long as Availability as of the last day of the preceding month was at least 12.5% of the Borrowing Base or (b) the 15th day of each month if Availability as of the last day of the preceding month was less than 12.5% of the Borrowing Base. In addition, during a Trigger Period a mid-month Borrowing Base Certificate prepared as of the close of business on the 15th day of then current calendar month (or if the 15th day of the then current calendar month is not a Business Day, then as of the end of the first Business Day following the 15th day of such month) and shall be delivered by Borrower Agent to Agent by the last day of such calendar month. Borrower Agent shall also deliver to Agent Borrowing Base Certificates as reasonably requested by Agent and at any time requested by Agent following the occurrence of an Event of Default and so long as such Event of Default is continuing. Agent shall promptly deliver a copy of the Borrowing Base Certificates to the Lenders. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation in its Permitted Discretion (a) to reflect its reasonable estimate of declines in value of any Collateral; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2    Administration of Accounts.

8.2.1    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, concurrent with the delivery of each Borrowing Base Certificate under Section 8.1 hereof, a detailed aged trial balance of all Accounts as of the end of the preceding month, or as of the close of business on the 15th day of then current calendar month (or if the 15th day of the then current calendar month is not a Business Day, then as of the end of the first Business Day following the 15th day of such month), as applicable, specifying each Account’s Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and other information as Agent may reasonably request. Each Borrower shall also provide to Agent, annually (or more frequently if reasonably requested by Agent) addresses for each of such Borrower’s Account Debtors. If Accounts in an aggregate face amount of $100,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2    Taxes. If an Account of any Borrower includes a charge for any material, past due Taxes, Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3    Account Verification. Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.3    Administration of Inventory.

8.3.1    Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent on the last Business Day of each month (or the 15th day and last day of each month during a Trigger Period) inventory and reconciliation reports in form reasonably satisfactory to Agent, as of the last day of the preceding calendar month (or preceding half-month period during a Trigger Period). Each Borrower shall conduct a physical inventory at least once per calendar year and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2    Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $250,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3    Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with all material requirements of Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all material requirements of Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases and except in the case of a bona fide dispute) at all locations where any Collateral is located.

8.4    Administration of Equipment.

8.4.1    Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon Agent’s reasonable request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2    Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) Permitted Asset Dispositions, (b) replacement of Equipment that is worn, damaged or obsolete with other Equipment of like function, if the replacement Equipment is acquired (or committed to be acquired) within 365 days after such disposition and is free of Liens (other than Permitted Liens), and (c) any disposition that is permitted under Section 10.2.6 hereof.

8.4.3    Condition of Equipment. The Equipment material to the Borrowers’ business is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment material to its business is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer’s published and recommended specifications. No Borrower shall permit any Equipment having a fair market value in excess of $250,000 to become affixed to Real Estate leased by such Borrower unless such Borrower has used commercially reasonable efforts to obtain a Lien Waiver or similar instrument from the applicable landlord or mortgagee.

8.5    Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account constituting an Excluded Asset). Each Borrower shall be the sole account holder of such Deposit Account and shall not allow any other Person (other than Agent) to have control over such Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same. Notwithstanding anything to the contrary in Section 14.1.1(c) or in any other Loan Document, upon Agent’s receipt of a certification from a Senior Officer that the conditions to Ray’s Completion have been satisfied, the Lien on the Ray’s Collateral Account and the Cash Collateral therein shall be released and the related Deposit Account Control Agreement terminated.

8.6    General Provisions.

8.6.1    Location of and Access to Collateral. All tangible items of Collateral, other than Inventory in transit or delivered for repair or Inventory located outside of the United States or Canada and having an aggregate retail value not in excess of $100,000, shall at all times be kept by Borrowers at the Real Estate or business locations, in each case set forth in Schedule 8.6.1 (as such Schedule 8.6.1 may from time to time be updated by Borrower Agent providing written notice to Agent; provided, however, that any location outside of the United States or Canada must be approved in advance and in writing by Agent), except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) move Collateral to another location in the United States, upon 10 Business Days’ prior written notice to Agent (or such shorter period as Agent may agree); provided, however that if there was a Lien Waiver for the prior location, Borrowers shall use commercially reasonable efforts to obtain a Lien Waiver for the new location; and (c) maintain Collateral at other locations having an aggregate retail value not to exceed $100,000 at any single location. Upon the request of Agent, each Borrower agrees to use commercially reasonable efforts to obtain a Lien Waiver (i) for all Collateral having an aggregate retail value in excess of $100,000 located on leased premises, in a warehouse or subject to a bailment arrangement, (ii) for any leased premises where any Obligor maintains its books and records and (iii) Collateral consisting of Intellectual Property subject to a License. If, after using commercially reasonable efforts to obtain a Lien Waiver for any locations in accordance with this Section 8.6.1, Borrowers are unable to obtain the same, then Agent may impose a Rent and Charges Reserve with respect thereto.

8.6.2    Insurance of Collateral; Condemnation Proceeds.

(a)    Each Borrower shall maintain insurance with respect to tangible items of Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A7, unless otherwise approved by Agent) as are reasonably satisfactory to Agent. From time to time upon request (but no less frequently than annually), Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender loss payee, mortgagee under a standard mortgage clause or additional insured, as appropriate; (ii) requiring 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason (or in the case of non-payment, at least ten (10) days’ prior written notice); and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all claim reports made to insurance companies where the claim made is in excess of $250,000. Subject to Section 5.4.2, while no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as proceeds in excess of $250,000 are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)    Any Net Proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards shall be applied in accordance with Section 5.4.7.

(c)    If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate or for reinvestment in other Property useful to the business constituting capital assets (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens; (iv) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $1,000,000.

8.6.3    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4    Defense of Title. Each Borrower shall take all reasonable actions to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7    Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.7. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a)    Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)    During an Event of Default which is continuing, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent reasonably deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be reasonably necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems reasonably appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.    REPRESENTATIONS AND WARRANTIES

9.1    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower makes in respect of each Obligor as of the A&R Closing Date and at and as of the date of the making of each Revolver Loan, Capital Expenditure Loan, DDTL or other extension of credit made after the A&R Closing Date, each of the following representations and warranties to the Agent and Lenders, each of which shall be true, correct, and complete, in all material respects

(except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), at and as of the date of the making of each such Revolver Loan, Capital Expenditure Loan, DDTL or other extension of credit, as though made on and as of the date of such Revolver Loan, Capital Expenditure Loan, DDTL or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

9.1.1    Organization and Qualification. Borrower Agent and each Subsidiary (or, after the delivery of the SPAC Joinder, Holdings and each Subsidiaries) is duly organized, validly existing and, where applicable and except with respect to Grove (which shall be subject to the condition subsequent in Section 6.3(b)), in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and, where applicable, in good standing as a foreign corporation or limited liability company (as applicable) in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other organizational action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor, except, as set forth solely in clause (c), as could not reasonably be expected to have a Material Adverse Effect.

9.1.3    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.4    Capital Structure. Schedule 9.1.4 shows, for each Obligor and each of its respective Subsidiaries, its name, jurisdiction of organization, authorized and issued Equity Interests and holders of its Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the A&R Closing Date, no Obligor has, nor has any of its Subsidiaries, acquired any substantial part of the assets of any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Liens of the Agent, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5    Title to Properties; Priority of Liens.

(a)    Schedule 9.1.5 sets forth all of the Real Estate owned by Obligors other than Real Estate owned by Obligors that constitutes an Excluded Asset. As of the A&R Closing Date, except as set forth on Schedule 9.1.5, no Real Estate owned or leased by an Obligor has improvements located in an area identified as having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968. Each Obligor maintains flood insurance for each of the properties (or the portion of such properties that contains improvements located in an area identified as having special flood hazards) set forth on Schedule 9.1.5, (a) in an amount equal to the lesser of (i) the fair market value of each such property or (ii) the maximum available insurance amount under the National Flood Insurance Act of 1968 and (b) with a deductible not exceeding the greater of (i) the insurable value of the property or (ii) the maximum amount allowable under the National Flood Insurance Act of 1968.

(b)    Each Obligor has valid title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property necessary to the conduct of its business, including all such Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except for Permitted Liens.

(c)    Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.

(d)    To the extent required under this Agreement, all Liens of Agent in the Collateral, or with respect to the Real Estate subject to a Mortgage, upon proper recordation of the Mortgages in the applicable land records will, constitute duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by any Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)    it is genuine and in all material respects what it purports to be, and is not evidenced by a judgment;

(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)    it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or made available to Agent on its request;

(d)    it is not subject to any offset, Lien (other than Agent’s Lien and Permitted Liens), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)    no purchase order, agreement, document or Applicable Law validly restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto or otherwise described in the reports submitted to Agent hereunder; and

(g)    to each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7    Financial Statements.

(a)    Borrowers have delivered to Agent and Lenders (i) the audited consolidated financial statements of Borrower Agent and its Subsidiaries, consisting of the audited consolidated balance sheet and the related audited consolidated statements of income, changes in members’ equity and cash flows for the Fiscal Years ended on June 30, 2020, and (ii) the unaudited consolidated financial statements of Borrower Agent and its Subsidiaries, consisting of the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows for each Fiscal Quarter ending at least forty-five (45) days prior to the A&R Closing Date, and (iii) the unaudited consolidated financial statements of Borrower Agent and its Subsidiaries, consisting of the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows for each fiscal month (that is not also the end of a Fiscal Quarter) ending at least thirty (30) days prior to the A&R Closing Date (collectively, the “Historic Financial Statements”). The Historic Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of Borrower Agent and its Subsidiaries as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments). All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed by the Borrowers to be reasonable in light of the circumstances at such time.

(b)    Since June 30, 2020, there has been no Material Adverse Effect.

(c)    No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such financial statement not materially misleading at such time in light of the circumstances under which such financial statement was furnished.

(d)    The Obligors, on a consolidated basis, are Solvent.

9.1.8    Surety Obligations. No Obligor or Subsidiary of any Obligor is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9    Taxes. Each Obligor and each Subsidiary of any Obligor has filed all federal and state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year. Notwithstanding the foregoing, no Obligor or Subsidiary shall not be deemed to have breached the representations and warranties under this Section 9.1.9 if they have failed to file immaterial tax returns or failed to pay immaterial Taxes. In this connection, “immaterial” means (i) with respect to tax returns, tax returns which individually and in the aggregate with other similar tax returns, have a Tax liability of not more than $250,000, and (ii) with respect to Taxes, Taxes which individually and in the aggregate with other Taxes, do not total more than $250,000.

9.1.10    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except as could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) except as could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary as of the date hereof is shown on Schedule 9.1.11.

9.1.12    Governmental Approvals. Each Borrower and Subsidiary is in compliance with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except that Grove shall have until 60 days following the A&R Closing Date to deliver to Agent a certificate of good standing issued by the California Secretary of State. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There are no pending written citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA or PACA or any applicable state counterpart statute.

9.1.14    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, (i) no Borrower’s or any Subsidiary’s operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release; (ii) no Borrower or any Subsidiary has received any Environmental Notice that remains outstanding or unresolved; and (iii) no Borrower or any Subsidiary has any material obligation to investigate or remediate any Environmental Release under any Environmental Law.

9.1.15    Burdensome Contracts. No Borrower or Subsidiary is party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is a party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as expressly permitted under this Agreement. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Obligor or any Subsidiary of any Obligor, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim for which a claim has been asserted (other than a Commercial Tort Claim for less than $250,000). No Obligor or any Subsidiary of any Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect.

9.1.17    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or any Subsidiary of any Obligor is in default under any Material Contract, which default could reasonably be expected to have a Material Adverse Effect.

9.1.18    ERISA. Except as disclosed on Schedule 9.1.18:

(a)    Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code, and other Applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)    (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and administered in substantial compliance with the requirements of applicable regulatory authorities.

(e)    Borrowers are not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to the Borrowers’ entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, any of the other Obligations or this Agreement.

9.1.19    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or any Subsidiary of any Obligor and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary that could reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or any Subsidiary of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the A&R Closing Date.

9.1.20    Labor Relations. Except as described on Schedule 9.1.20, no Obligor or any Subsidiary of any Obligor is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or any Subsidiary of any Obligor’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case, which could reasonably be expected to result in a Material Adverse Effect.

9.1.21    Payable Practices. No Obligor or any Subsidiary of any Obligor has made any material change in its historical accounts payable practices from those in effect on the A&R Closing Date.

9.1.22    Not a Regulated Entity. No Obligor or any Subsidiary of any Obligor is an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23    Margin Stock. No Obligor or any Subsidiary of any Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock in a manner that would result in a violation of Regulation U. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24    OFAC; Other Anti-Corruption Laws. No Obligor nor any of its Subsidiaries is in material violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Obligor nor any of its Subsidiaries (a) is Sanctioned Person or a Sanctioned Entity (b) is owned or controlled by a Sanctioned Person or Entity, (c) has its assets located in Sanctioned Entities, or (d) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan or Letter of Credit made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. The Obligors and their respective Subsidiaries have implemented, and maintain in effect, policies and procedures designed to ensure compliance by such Person and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Obligors and their respective Subsidiaries and their respective officers and directors and to the knowledge of the Obligors and their respective Subsidiaries its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

9.1.25    Patriot Act; Other Anti-Terrorism Laws. To the extent applicable, each Obligor and each of its Subsidiaries is in compliance, in all material respects, with all Anti-Terrorism Laws and has not engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering. No part of the proceeds of the Loans or Letter of Credit made hereunder will be used by any Obligor or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.1.26    [Reserved].

9.1.27    Hedging Agreements. On each date that any Hedging Agreement is executed, Borrower and each other Obligor shall satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act and the Commodity Futures Trading Commission regulations.

9.1.28    Inventory. Agent may rely, in determining whether Inventory is Eligible Inventory, on all statements and representations made by any Borrowers with respect thereto. Borrowers warrant, with respect to such Inventory at the time it is shown as an Eligible Inventory in a Borrowing Base Certificate, that:

(a)    such Inventory is of good and merchantable quality, free from known defects,

(b)    such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory, and

(c)    each Obligor keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

9.2    Complete Disclosure. The Loan Documents taken as a whole do not contain any untrue statement of a material fact, nor fail to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which such statements were made. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect. The information provided in any Beneficial Ownership Certificate delivered under this Agreement shall be true and correct in all respects on the date on which such Beneficial Ownership Certificate is delivered.

9.3    Amendment of Schedules. Borrower Agent may amend any one or more of the Schedules to this Agreement (subject to prior notice to Agent) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended and any Default or Event of Default that exists solely as a result of the failure to amend such Schedule shall from and after the date of any such amendment be waived automatically without further action by Agent or the Lenders; provided, however, (a) that in no event shall the failure to make an immaterial amendment to any such Schedule constitute a Default or Event of Default; (b) no Default or Event of Default shall exist or have occurred by virtue of any changes disclosed on such Schedules if the disclosed items would not have resulted in a Default or Event of Default if disclosed on the A&R Closing Date, as applicable; and (c) the amendment of a Schedule shall not constitute a waiver or modification of any of the covenants contained in Sections 10.1 or 10.2.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1    Affirmative Covenants. Until Full Payment of the Obligations, Borrower Agent (or, after the delivery of the SPAC Joinder, Holdings) shall, and shall cause each Subsidiary to, at all times:

10.1.1    Inspections; Appraisals.

(a)    Permit Agent, or any third party used for such purposes, from time to time, subject (except when a Default or an Event of Default exists) to reasonable notice and during normal business hours, to visit and inspect the Properties any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, conduct appraisals, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations (subject to existing confidentiality obligations and attorney-client privileges). Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrower Agent and each Obligor acknowledges that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and no Obligor shall not be entitled to rely upon them.

(b)    Reimburse Agent for all reasonable and documented charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time each calendar year; and (ii) appraisals of Inventory up to one time each calendar year; provided, however, that if an examination or appraisal is initiated during any Trigger Period, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in a manner to allow financial statements to be prepared in accordance with GAAP; and furnish to Agent and Lenders:

(a)    as soon as available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, for Holdings and its Subsidiaries), which consolidated statements shall be audited and certified (without qualification) by any firm of independent certified public accountants of recognized standing selected by Borrower Agent and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)    solely prior to the SPAC IPO, as soon as available, and in any event within thirty (30) days after the end of each month (other than the end of a Fiscal Quarter),

unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a non-consolidated basis for Borrower Agent and its Subsidiaries, setting forth in comparative form, beginning with the Fiscal Year ending June 30, 2020, corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP (and noting any purchase accounting adjustments) in order to present financial performance and measure financial covenants at normalized levels, and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)    as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, for Holdings and its Subsidiaries), setting forth in comparative form, corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP (and noting any purchase accounting adjustments) in order to present financial performance and measure financial covenants at normalized levels, and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(d)    concurrently with delivery of financial statements under clause (c) above on a quarterly basis, a Compliance Certificate executed by the chief financial officer or treasurer of Borrower Agent;

(e)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to any Borrower by their accountants in connection with such financial statements;

(f)    (i) concurrently with the delivery of the Borrowing Base Certificate required pursuant to Section 8.1, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, a detailed trade payable aging, and a detailed Accounts aging, all in form reasonably satisfactory to Agent and (ii) the report set forth in Section 8.2.1 within the prescribed time period set forth therein;

(g)    concurrently with the delivery of the Borrowing Base Certificate required pursuant to Section 8.1, a copy of an Inventory report to the extent required pursuant to Section 8.3.1;

(h)    not later than thirty (30) days after the beginning of each Fiscal Year commencing with the Fiscal Year beginning on July 1, 2021, the operating budget and cash flow projections of Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, for Holdings and its Subsidiaries) for such Fiscal Year, month by month;

(i)    promptly after the sending or filing thereof, (i) copies of any proxy statements, financial statements or material reports that any direct or indirect parent of

Borrower Agent has made generally available to its shareholders; (ii) copies of any regular, periodic and special reports or registration statements or prospectuses that any direct or indirect parent of Borrower Agent files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange (provided no delivery of the Form 8-K will be required provided the Borrower Agent has notified the Agent of such filing); and (iii) copies of any press releases or other statements made available by any Obligor to the public concerning material changes to or developments in the business of such Obligor;

(j)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(k)    promptly upon the request of any Agent or Lender, an update to the information provided in any Beneficial Ownership Certificate delivered pursuant to this Agreement, if there has been any change to the list of beneficial owners identified in the then most recently delivered Beneficial Ownership Certification (or, if there has been no such change, written confirmation from the Borrower Agent that there has been no such change); and

(l)    such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business.

Notwithstanding the foregoing, solely in the event of the use of clause (B) below, (i) at all times following the consummation of the SPAC IPO, solely if and to the extent that the applicable deadline required by the Securities and Exchange Commission for delivery of the obligations in Sections 10.1.2(a) and 10.1.2 (c) for any period are later than the applicable deadlines for delivery set forth in Sections 10.1.2(a) and 10.1.2(c) (as in effect immediately prior to the consummation of the SPAC IPO) for such period, such deadlines set forth in Sections 10.1.2(a) and 10.1.2(c) shall automatically be deemed to be replaced with such later deadlines as required by the Securities and Exchange Commission (without any further action or consent of any party to this Agreement), provided, however, in no event shall (x) the financial statements in Section 10.1.2(a) be delivered more than 130 days after the Fiscal Year most recently following consummation of the SPAC IPO, and (y) the financial statements in Section 10.1.2(c) be delivered more than 45 days after the end of each Fiscal Quarter beginning the first full Fiscal Quarter following the consummation of the SPAC IPO, and (ii) the obligations in Sections 10.1.2(a) and 10.1.2 (c) may be satisfied with respect to any financial statements of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any direct or indirect parent of Holdings, or (B) the Borrower Agent’s or Holdings’ (or any direct or indirect parent of Holdings), as applicable, Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission; so long as, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any direct or indirect parent of Holdings, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent of Holdings, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall not be audited, but shall be certified by a Senior Officer of Holdings as having been fairly presented in all material respects and (ii) if such financial statements are in lieu of financial statements required to be provided under Section 10.1.2(a), such consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Holdings and reasonably acceptable to Agent.

10.1.3    Notices. Notify Agent and Lenders in writing, promptly after a Senior Officer of an Obligor obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if the foregoing could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any material labor contract if the expiration could reasonably be expected to have a Material Adverse Effect; (c) any material default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $250,000; (f) the assertion of any Intellectual Property Claim that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor, if any such Environmental Release could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice, if receipt of such Environmental Notice could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business, at least 10 days prior to such opening; and (l) any notifications with respect to the forgiveness of all or any of the PPP Loan or the Kunde PPP Loan and/or the failure of any of the foregoing to qualify for forgiveness.

10.1.4    Landlord and Storage Agreements. Upon reasonable request, provide Agent with copies of all existing agreements that are material to the conduct of any Obligor’s business, and promptly after execution thereof, if requested by Agent, provide Agent with copies of all future agreements that are material to the conduct of any Obligor’s business between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral having an aggregate value in excess of $100,000 is kept in the United States or that otherwise possesses or handles any portion of the Collateral having an aggregate value in excess of $100,000.

10.1.5    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, PACA, Anti-Terrorism Laws, Anti-Corruption Laws and laws regarding collection and payment of Taxes, laws regarding the labeling of wine bottles, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. The Obligors and their respective Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Without limiting the generality of the foregoing, if any Borrower or any Subsidiary obtains knowledge (after reasonable inquiry) of an Environmental Release that occurs at or on any Properties of such Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect on such Property, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and subject to any right of such

Borrower or Subsidiary to contest, take appropriate action to remediate, such Environmental Release as required by Environmental Law, whether or not directed to do so by any Governmental Authority.

10.1.6    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or are individually and in the aggregate with other unpaid Taxes, not more than $250,000.

10.1.7    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Financial Strength Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent, (a) With respect to the Properties and business of any Obligor and its Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated); and (b) business interruption insurance or its equivalent customary in the premium wine industry as provided by wine stock valued at selling price, including all profit margins, or otherwise reasonably satisfactory to Agent, with deductibles and subject, if requested by Agent, to an insurance assignment reasonably satisfactory to Agent.

10.1.8    Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect, promptly notify Agent of any proposed material modification to any such License, or entry into any new material License, in each case at least 10 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any such material License, except where such default or breach could not reasonably be expected to have a Material Adverse Effect.

10.1.9    Future Subsidiaries, SPAC Joinder and Kunde Acquisition. Promptly notify Agent upon any Person becoming a Subsidiary and:

(a)    if such Person is a wholly owned material Subsidiary and not an Excluded Subsidiary, cause it (i) either (x) to fully guaranty the Obligations in a manner reasonably satisfactory to Agent within twenty (20) Business Days of formation (or such longer period as the Agent may reasonably agree but in any event before the transfer of any material assets to such new Subsidiary) or simultaneously upon the acquisition thereof, or (y) to be a Borrower under this Agreement in a manner reasonably satisfactory to Agent within twenty (20) Business Days of formation (or such longer period as the Agent may reasonably agree but in any event before the transfer of any material assets to such new Subsidiary) or simultaneously upon the acquisition thereof and (ii) to execute and deliver such other documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person constituting Collateral, including, if requested by Agent, delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem reasonably appropriate;

(b)    if any Equity Interests or Debt of such Person are owned by or on behalf of any Obligor, to pledge such Equity Interests and promissory notes evidencing such Debt (except that, if such Subsidiary is a CFC or CFC Holding Company that is not joined as an Obligor, the Equity Interests of such Subsidiary to be pledged may be limited to sixty-five percent (65%) of the outstanding Equity Interests of such Subsidiary) to secure obligations of any Borrower organized under the laws of the United States, in each case, in form and substance reasonably satisfactory to Agent; and

(c)    concurrently with the consummation of the SPAC IPO, cause Holdings to (i) join this Agreement as a party pursuant to a joinder agreement reasonably acceptable to Agent (the “SPAC Joinder”), (ii) fully guaranty the Obligations pursuant to the SPAC Joinder, (iii) pledge its Equity Interests in Borrower Agent to secure its obligations under such guaranty pursuant to the SPAC Joinder, and (iv) to execute and deliver such other documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on such Equity Interests, including, if requested by Agent, delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem reasonably appropriate.

Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, in order to consummate the Kunde Acquisition, Borrower Agent shall deliver to Agent (i) a certificate of a Senior Officer of the Borrower Agent certifying that the Kunde Acquisition satisfies all of the requirements of a Permitted Acquisition (except that the Kunde PPP Loan may be assumed provided that the Kunde Escrow Amount is held back from the purchase consideration, deposited into the Kunde Escrow Account and, under the Kunde Escrow Agreement, delivered to an Obligor in the event the Kunde PPP Loan is not forgiven) and attaching true, correct and complete copies of the material Kunde Agreements thereto (each of which shall be in form and substance acceptable to Agent in its Permitted Discretion), and (ii) all documents required under Sections 10.1.9(a) and 10.1.9(b) in connection with the Kunde Acquisition in form and substance acceptable to Agent in its Permitted Discretion.

10.1.10    Interest Rate Protection. Enter into one or more interest rate hedges to fix or limit the interest rate risks of Borrowers with respect to the Term Loan in a principal amount no less than 50% of the aggregate Term Loan Commitment for a period of not less than three years on terms and with counterparties reasonably satisfactory to Agent, which may be in the form of an “out of the money” interest rate cap.

10.1.11    Intellectual Property. Keep all material Intellectual Property necessary to the conduct of the business of each Obligor in full force and effect, including timely filing any renewals required to maintain the Intellectual Property and promptly notify Agent of any proposed modification to any such Intellectual Property, if such modification would result in the inability to maintain or renew the relevant registered Intellectual Property.

10.1.12    Material Contracts. Keep each Material Contract with suppliers of Inventory, managers of vineyards, companies providing compliance services in connection with state and federal alcohol control commissions necessary to the conduct of the business in full force and effect; provided, any Material Contract may be replaced or supplemented with a new or existing contract or contracts.

10.1.13    Compliance With “Know Your Customer” and “Anti-Money Laundering” Rules and Regulations. Promptly following any request therefor from Agent or any

Lender, provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.1.14    Eligible Equipment. Each Obligor agrees that any Equipment that constitutes Eligible Equipment shall be and remain personal property notwithstanding the manner of their annexation to any Real Estate owned by any Obligor or the adaptability to the uses and purposes of such Equipment.

10.1.15    The PPP Loan and the Kunde PPP Loan.

(a)    Obligors shall at all times comply with the rules and regulations applicable to the “Paycheck Protection Program” added to the U.S. Small Business Administration’s 7(a) Loan Program pursuant to the CARES Act.

(b)    The proceeds of the PPP Loan shall only be used for the allowable uses as set forth Section 1102 of the CARES Act. From and after the consummation of the Kunde Acquisition, the proceeds of Kunde PPP Loan shall only be used for the allowable uses as set forth Section 1102 of the CARES Act.

(c)    Upon the request of Agent, and in any event within five (5) Business Days following the end of the Covered Period, Borrower Agent shall provide to Agent an accounting of all uses of the proceeds of the PPP Loan and, after the consummation of the Kunde Acquisition, the Kunde PPP Loan, including, without limitation, (i) an accounting of all uses of the PPP Loan and the Kunde PPP Loan during the applicable Covered Period, and (ii) the calculation of the amount of the PPP Loan and, after the consummation of the Kunde Acquisition, the Kunde PPP Loan that Borrower Agent has determined will be forgiven under Section 1106(b) of the CARES Act, subject to the limits on the amount of forgiveness pursuant to Section 1106(d) of the CARES Act.

(d)    Obligors shall (i) maintain all records required to be submitted in connection with the application for forgiveness of the PPP Loan and, after the consummation of the Kunde Acquisition, the Kunde PPP Loan, and (ii) promptly apply for forgiveness of the PPP Loan and, after the consummation of the Kunde Acquisition, the Kunde PPP Loan in accordance with regulations implementing Section 1105 of the CARES Act and deliver to Agent a copy of the application for forgiveness of the PPP Loan and, after the consummation of the Kunde Acquisition, the Kunde PPP Loan and the supporting documentation for each such application.

10.2    Negative Covenants. Until Full Payment of the Obligations, Borrower Agent (or, after the delivery of the SPAC Joinder, Holdings) shall not, and shall cause each Subsidiary not to, at all times:

10.2.1    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)    the Obligations;

(b)    Subordinated Debt;

(c)    Permitted Purchase Money Debt;

(d)    Debt (other than the Obligations, the PPP Loan, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the A&R Closing Date and set forth on Schedule 10.2.1 (and not satisfied with the proceeds of the initial Loans);

(e)    Debt with respect to Bank Products and Debt pursuant to Hedging Agreements permitted under Section 10.2.14;

(f)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $250,000 in the aggregate at any time;

(g)    Permitted Contingent Obligations;

(h)    Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)    Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $250,000 in the aggregate at any time;

(j)    Debt of (i) any Obligor to any other Obligor, (ii) any Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, (iii) any Obligor to a Subsidiary that is not an Obligor in an amount not to exceed $100,000; (iv) any Subsidiary that is not an Obligor to any Obligor, and (v) guaranty obligations of any Obligor in respect of Debt otherwise permitted hereunder of any Obligor provided all such Debt owing by an Obligor is subject to the Intercompany Subordination Agreement;

(k)    Debt incurred to pay premiums under policies of insurance and related interest due thereunder;

(l)    Debt attributable to credit card “charge-backs” incurred in the Ordinary Course of Business;

(m)    Debt which may be deemed to exist as a result of the existence of any worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance claims, guaranties, or similar obligations incurred in the Ordinary Course of Business;

(n)    Debt in respect of netting services and overdraft protections in connection with Deposit Accounts in the Ordinary Course of Business;

(o)    Debt incurred by a Borrower or any of its Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, in connection with Permitted Acquisitions or dispositions of any business, asset or Subsidiary of Borrower or any of its Subsidiaries that are permitted under the Loan Documents

(p)    The PPP Loan; and

(q)    The Kunde PPP Loan, provided that the Kunde Escrow Amount shall be on deposit in escrow account subject to the Kunde Escrow Agreement.

10.2.2    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)    Liens in favor of Agent;

(b)    Purchase Money Liens securing Permitted Purchase Money Debt;

(c)    Liens for Taxes not due and payable or being Properly Contested;

(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due and payable or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e)    Liens incurred or deposits of cash made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, Hedging Agreements, surety and appeal bonds, performance bonds and other similar obligations;

(f)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)    Liens in respect of judgments that would not constitute an Event of Default hereunder;

(h)    easements, rights-of-way, restrictions, conditions, building code laws, covenants, other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)    pledges or deposits of cash in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(k)    Liens securing Debt permitted under Section 10.2.1(e);

(l)    Liens arising in the Ordinary Course of Business in favor of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising under Applicable Law in the Ordinary Course of Business which are not overdue for a period of more than 60 days or which are being Properly Contested;

(m)    Liens incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the Ordinary Course of Business;

(n)    any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under any lease permitted hereunder;

(o)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(p)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business or to the extent permitted under the Loan Documents;

(q)    any zoning restrictions or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Estate not materially detracting from the value of such Real Estate;

(r)    licenses of patents, trademarks and other intellectual property rights granted by Borrowers or any of their Subsidiaries in the Ordinary Course of Business and not interfering in any respect with the ordinary conduct of the business of Borrowers or such Subsidiary;

(s)    Liens incurred in the Ordinary Course of Business on deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Borrowed Money);

(t)    Liens in favor of customs and revenue authorities arising as a matter of law and in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods;

(u)    Liens in favor of any grower securing payment obligations to such grower which are not past due for a period of more than 60 days, subject to establishment by Agent of an appropriate Grower Reserve;

(v)    existing Liens shown on Schedule 10.2.2 and Liens securing Refinancing Debt; provided, that, any Liens relating to such Refinancing Debt shall only attach to the Property which was subject to the Liens so refinanced;

(w)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments that are not Restricted Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the Ordinary Course of Business and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(x)    Liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of an Obligor in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Obligor or any Subsidiary; and

(y)    licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business or not materially interfering with the business of the Borrowers or any Subsidiary.

10.2.3    Capital Expenditures. Make Capital Expenditures in excess of $25,000,000 in the aggregate during any Fiscal Year; provided, however, in the event Capital Expenditures during any Fiscal Year are less than the amount permitted for such Fiscal Year, then 50% of the unused amount may be carried over and used in the immediately succeeding Fiscal Year; provided, further, that any amount carried over shall be deemed to be the last amount spent in such succeeding fiscal year. In addition, any Capital Expenditures made with the cash proceeds of any Equity Interest investment specifically designated for the purpose of making Capital Expenditures or with proceeds of Permitted Asset Dispositions, insurance or condemnation awards shall not be deemed Capital Expenditures for purposes of this Section 10.2.3.

10.2.4    Distributions; Upstream Payments. Declare or make any Distributions, except:

(a)    Upstream Payments and Distributions to the direct or indirect parent of Borrower Agent (or, after the delivery of the SPAC Joinder, of Holdings) to the extent necessary to (i) permit the direct or indirect parent of Borrower Agent (or, after the delivery of the SPAC Joinder, of Holdings) to discharge, to the extent attributable to the direct or indirect ownership of Borrowers and their Subsidiaries, the federal consolidated, combined, unitary or similar tax liabilities and any state or local tax liabilities of the direct or indirect parent of Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, of Holdings and its Subsidiaries); and (ii) permit the direct or indirect parent of Borrower Agent (or, after the delivery of the SPAC Joinder, of Holdings) to pay franchise taxes, audit costs, and other administrative costs and expenses customary for such a company, in each case so long as the amount of any such Distribution is applied for such purpose.

(b)    Each Subsidiary of an Obligor may make Distributions to any Borrower; and

(c)    the Obligors and each Subsidiary may declare and make dividend payments or distributions payable solely in the common stock or other common Equity Interests of such Person, so long as it does not result in a Change of Control.

10.2.5    Restricted Investments. Make any Restricted Investment.

10.2.6    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business but not to exceed $250,000 in the aggregate outstanding at any one time; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans by an Obligor to another Obligor that are subject to the Intercompany Subordination Agreement, and (e) advances or loans, each evidenced by promissory notes, to officers, directors or employees for the purchase by such officers, directors or employees of Equity Interests of Borrower Agent (or, after the delivery of the SPAC Joinder, of Holdings) so long as either (i) Borrower Agent (or, after the delivery of the SPAC Joinder, Holdings) makes a capital contribution in cash in the full amount thereof to the applicable Person, or (ii) such loans do not otherwise exceed $250,000 in the aggregate outstanding at any one time.

10.2.8    Restrictions on Certain Payments. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied), provided, however, that the Borrowers may incur Refinancing Debt and use the proceeds thereof to repay the Subordinated Debt in full.

10.2.9    Fundamental Changes. Except in connection with the SPAC IPO (a) Combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; except, (i) any wholly-owned Subsidiary of any Obligor (other than any Borrower) may merge with and into or consolidate with any other wholly-owned Subsidiary of any Obligor (other than any Borrower), (ii) any Borrower may merge with and into or consolidate with any other Borrower and any Guarantor may merge with and into or consolidate with a Borrower or any other Guarantor; provided that in any merger involving a Borrower and a Guarantor, such Borrower shall be the continuing or surviving Person, (iii) mergers or consolidations of any Person with or into Borrower or any Subsidiary if the acquisition of the Equity Interest in such Person by Borrower or such Subsidiary would have been permitted pursuant to Section 10.2.5 (so long as (x) in the case of a merger or consolidation involving a Borrower, a Borrower shall be the continuing or surviving Person, (y) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes an Obligor and complies with the provisions of Section 10.1.9 and there is compliance with all financial covenants in Section 10.3 on a Pro Forma Basis, and (z) no Event of Default shall have occurred and be continuing after giving effect thereto), (iv) mergers, combinations, or consolidations of any Subsidiary with any Person to consummate a Permitted Asset Disposition with respect to the Equity Interests of such Subsidiary concurrently with such consummation, or (v) any CFC or CFC Holding Company that is not an Obligor may merge into any CFC or CFC Holding Company that is not an Obligor, (b) for any Obligor, without providing thirty (30) days’ prior written notice to Agent of the same, change its (i) tax, charter or other organizational identification number, (ii) name, or (iii) form or state of organization; provided that at all times each Obligor shall maintain its state of organization in the United States.

10.2.10    Subsidiaries. Form or acquire any Subsidiary after the A&R Closing Date, in a manner that would violate any of Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares or Equity Interests issued to an Obligor; provided, that, any such Equity Interest issued to an Obligor shall be promptly pledged by such Obligor to Agent and Secured Parties in accordance with the Loan Documents.

10.2.11    Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner adverse to Agent and the Lenders. For the avoidance of doubt, any amendment, modification or change to (a) the bylaws of any Obligor (except, after delivery of the SPAC Joinder, Holdings) which permits or mandates that shares of stock be represented by certificates or (b) any operating agreement or limited liability company agreement which causes any membership interest or equity interest to be or become a security within the meaning of, or to be governed by, Article 8 of the UCC or to be certificated will be materially adverse to Agent and the Lenders, unless any such certificated equity interest has been delivered to Agent together with an undated transfer power covering such certificated equity interest duly executed in blank by the holder of such certificated equity interest.

10.2.12    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.13    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the A&R Closing Date (and renewals, amendments and replacements thereof that are not otherwise prohibited by this Agreement); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) relating to Subordinated Debt permitted hereunder (and renewals, amendments and replacements thereof that are not otherwise prohibited by this Agreement), (d) constituting customary restrictions on assignment in leases, Licenses and other contracts, or (e) consisting of customary provisions in purchase and sale agreements to be executed by Obligors in connection with a Permitted Asset Disposition.

10.2.14    Hedging Agreements. Enter into any Hedging Agreement, except as required under this Agreement or to hedge risks arising in the Ordinary Course of Business and not for speculative purposes without the prior written consent of the Agent.

10.2.15    Conduct of Business. In the case of the Obligors, engage in any line of business (which includes the production and sale of any and all types of alcoholic beverages)

substantially different from the business as conducted by the Obligors on the A&R Closing Date and any business reasonably related, ancillary or complementary to the business in which any Obligor is engaged on the date hereof.

10.2.16    Affiliate Transactions.

(a)    Enter into or be party to any transaction with an Affiliate of an Obligor, except (i) transactions expressly permitted by the Loan Documents; (ii) payment of reasonable compensation and employee benefit arrangements to directors, officers and employees for services actually rendered, and payment of reasonable fees, out-of-pocket and documented costs and indemnities paid for the benefit of directors, officers or employees of Borrower Agent or any of its Subsidiaries (or, after the delivery of the SPAC Joinder, of Holdings or any of its Subsidiaries); (iii) transactions solely among Obligors; (iv) transactions with Affiliates that were consummated prior to the A&R Closing Date, as set forth on Schedule 10.2.16; (v) advances for commissions, reasonable out-of-pocket and documented travel expenses and other similar purposes in the Ordinary Course of Business to directors, officers and employees, and (vi) to the extent approved in writing by Agent, transactions with Affiliates whether or not in the Ordinary Course of Business, upon fair and reasonable terms not less substantially favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

(b)    Except as expressly provided in Sections 10.2.4, 10.2.5, 10.2.6, and 10.2.7, no Obligor shall make any Investment in, make any Asset Disposition to or otherwise transfer in any manner any property to any Affiliate (including without limitation any Foreign Subsidiary or Excluded Subsidiary) that is not also an Obligor without Agent’s specific written consent in respect of such transaction.

10.2.17    Anti-Corruption Laws. Request any Borrowing or Letter of Credit, use, (or allow its Subsidiaries and its or their respective directors, officers, employees and agents to use), the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.2.18    Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt (other than as a result of capitalization of interest, fees or expenses or with respect to intercompany debt), or increases any required payment of principal or interest (other than payment-in-kind interest); (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions (other than in connection with a Change of Control so long as such Subordinated Debt is not paid until Full Payment of all outstanding Obligations); (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate (other than as a result of the implementation of payment in kind default interest or with respect to intercompany debt); (e) increases or adds any material fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower or Subsidiary or Lenders; provided that if covenants in this Agreement are amended or modified, then covenants in the Subordinated Debt documents, instruments and agreements can be amended or modified for the purpose of maintaining the relative difference between covenants in this Agreements and such Subordinated Debt documents, instruments and agreements; or (g) results in the Obligations not constituting permitted debt under the Subordinated Debt documents, or otherwise not being fully benefited by the subordination provisions thereof.

10.2.19    No Use of Plan Assets. Use any “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to Borrowers’ entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, any of the other Obligations or this Agreement.

10.2.20    Material Contracts. Amend, modify or terminate any Material Contract where such amendment, modification or termination could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Agent and the Required Lenders, which consent shall not be unreasonably withheld.

10.3    Financial Covenant. Until Full Payment of the Obligations, Borrower Agent and its Subsidiaries (or, after the delivery of the SPAC Joinder, Holdings and its Subsidiaries) on a consolidated basis shall maintain as of the date of determination (and to be certified by a Senior Officer of Borrower Agent in the Compliance Certificate provided in accordance with Section 10.1.2(d)) a Fixed Charge Coverage Ratio of at least 1.10:1.00 measured at the end of each Fiscal Quarter for the four consecutive Fiscal Quarters then ended.

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    A Borrower fails to pay (i) the principal amount of any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any of the other Obligations when due and such failure continues for three (3) Business Days;

(b)    Any representation or warranty of an Obligor made in writing in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect,” or words of similar import, such representation and warranty shall be incorrect or misleading in any respect when made or deemed made);

(c)    (i) A Borrower breaches or fails to perform any covenant contained in Sections 7.2, 7.3, 7.4, 8.1, 8.6.2, 10.1.1, 10.1.2, 10.1.3(d), 10.1.10, 10.2 or 10.3, or (ii) a Borrower breaches or fails to perform any covenant contained in Sections 10.1.5,

10.1.6, or 10.1.13 and such breach or failure is not cured within thirty (30) days after a Senior Officer of such Borrower has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by such Borrower;

(d)    An Obligor breaches or fails to perform any other covenant (not specified in clause (c) above) contained in any Loan Documents, and such breach or failure is not cured within sixty (60) days after a Senior Officer of such Obligor has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)    A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien on the Collateral granted to Agent; or any material provision of a Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)    Any breach or default of an Obligor occurs (after giving effect to any applicable grace period thereunder) under (i) any Hedging Agreement, or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound relating to any Debt (other than the Obligations) in excess of $250,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $250,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, unless such judgment is discharged or satisfied in full, in each case within sixty (60) days;

(h)    A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $500,000;

(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business which has or could reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time; any Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (except as permitted by Section 10.2.9); the Obligors on a consolidated basis cease to be Solvent;

(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within sixty (60) days after filing, or an order for relief is entered in the proceeding;

(k)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case, where such event could reasonably be expected to have a Material Adverse Effect;

(l)    An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)    A Change of Control, except in connection with the SPAC IPO, occurs.

11.2    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in the exercise of its Permitted Discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)    terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)    require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable (other than indemnification obligations which are either contingent or inchoate to the extent no claims giving rise thereto have been asserted), and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its reasonable discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3    License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license following the occurrence and during the continuance of an Event of Default (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4    Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5    Remedies Cumulative; No Waiver.

11.5.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.    AGENT

12.1    Appointment, Authority and Duties of Agent.

12.1.1    Appointment and Authority. Each Secured Party appoints and designates Bank of the West as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise; and (f) appoint any Lender as a Documentation Agent or Co-Documentation Agent. The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Account or Inventory constitutes an Eligible Account or Eligible Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2    Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents or Agent Professionals selected by it with reasonable care.

12.1.4    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2    Agreements Regarding Collateral and Borrower Materials.

12.2.1    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release (and Agent shall release) any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) subject to Section 14.1.1(c), that does not constitute a material part of the Collateral; or (d) subject to Section 14.1.1(c), with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien expressly permitted hereunder to have priority over Agent’s Liens. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2    Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3    Reports. Agent shall promptly provide to Lenders, when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.2.4    Intercreditor Agreements. With the consent of the Required Lenders, Secured Parties authorize Agent to enter into the subordination agreements in respect of Subordinated Debt, and any amendments, supplements or waivers to any of the foregoing.

12.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.7.2, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.7.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.

12.6    Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE; PROVIDED, THAT ANY CLAIM AGAINST (I) AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT), AND (II) AN ISSUING BANK INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR ISSUING BANK (IN THE CAPACITY OF ISSUING BANK); PROVIDED FURTHER, THAT IN NO EVENT SHALL ANY LENDER HAVE ANY OBLIGATION HEREUNDER TO INDEMNIFY OR HOLD HARMLESS AN AGENT INDEMNITEE OR ISSUING BANK INDEMNITEE WITH RESPECT TO A CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including reasonable attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8    Successor Agent and Co-Agents.

12.8.1    Designation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days’ written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no

Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation, the retiring Agent may appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of the West by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2    Co-Collateral Agent. If necessary or appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10    Remittance of Payments and Collections.

12.10.1    Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Los Angeles time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Los Angeles time) on such day, and if request is made after 11:00 a.m. (Los Angeles time), then payment shall be made by 11:00 a.m. (Los Angeles time)

on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2    Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Adjusted Base Rate Revolver Loans. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3    Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s pro rata share of the amounts required to be returned.

12.11    Individual Capacities. As a Lender, Bank of the West shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of the West in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12    Joint Lead Arrangers, Book Runner, Syndication Agent, Documentation Agent, and Documentation Agent. Each of the Joint Lead Arrangers, Book Runner, Syndication Agent and Documentation Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swingline Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Book Runner, Syndication Agent, and Documentation Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Obligor. Each Lender, Agent, Swingline Lender, Issuing Bank, and each Obligor acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Book Runner, Syndication Agent or Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Book Runner, Syndication Agent and Documentation Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

12.13    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.7 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14    Lender Representations, Warranties and Covenants Regarding Plans Assets.

12.14.1    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that at least one of the following is and will be true:

(a)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(b)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(c)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(d)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

12.14.2    In addition, unless either (w) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, or (x) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (y) represents and warrants, as of the date such Person became a Lender party hereto, to, and (z) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

12.15    No Third Party Beneficiaries. This Section 12 (except with respect to Borrowers’ rights under Section 12.8) is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and permitted assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2    Participations.

13.2.1    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to an Eligible Person (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.10 unless Borrowers agree otherwise in writing. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Revolver Termination Date, the Term Loan Maturity Date, the Capital Expenditure Loan Maturity Date, the DDTL Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor (except in a Permitted Asset Disposition of such Borrower or Guarantor) or substantially all Collateral.

13.2.3    Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3    Assignments.

13.3.1    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its reasonable discretion) and integral multiples of $5,000,000 in excess of those amounts; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its reasonable discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank or any central bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, and subject to recording of the assignment in the Register, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4    Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender. Notwithstanding anything to the contrary herein, entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each lender recorded in such register as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the register for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4    Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) makes a claim for payments under Section 3.7 or 5.10, or (c) is (i) a Defaulting Lender, or (ii) a Lender that is not a Defaulting Lender but has delivered a notice to the Agent or Borrower Agent of the type described in clause (a) of the definition of Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice provided that at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.    MISCELLANEOUS

14.1    Consents, Amendments and Waivers.

14.1.1    Amendment. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Agent, or by the Borrower and the Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)    without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)    without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.4 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c)    without the prior written consent of each Lender directly affected thereby, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay a scheduled payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date, Term Loan Maturity Date, the Capital Expenditure Loan Maturity Date or the DDTL Commitment Termination Date applicable to such Lender’s Obligations; (iv) amend the definitions of Pro Rata Capital Expenditure Loan, Pro Rata Revolver Loan, Pro Rata Term Loan or Pro Rata DDTL; (v) with respect to Lenders with outstanding Revolver Loans, release Exclusive Revolver/Letter of Credit Collateral to the extent such release collateral would equal or exceed 5% of the total value of all Exclusive Revolver/Letter of Credit Collateral; (vi) with respect to Lenders with outstanding Term Loans or Capital Expenditure Loans, release Exclusive Term Loan/Capital Expenditure Loan Collateral to the extent such release collateral would equal or exceed 5% of the total value of all Exclusive Term Loan/Capital Expenditure Loan Collateral; (vii) amend this clause (c); (viii) change Section 2.4 in a manner that would permit the expiration date of any Letter of Credit to occur after the Revolver Termination Date without such Letter of Credit being fully Cash Collateralized without the consent of each Lender, or (ix) with respect to Lenders with outstanding DDTLs and subject to Section 8.5, release Exclusive DDTL Collateral to the extent such release collateral would equal or exceed 5% of the total value of all Exclusive DDTL Loan Collateral;

(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 3.1.1(b)) or any fee payable hereunder (ii) alter Sections 5.4.7, 5.7.2, 7.1 (except to add Collateral), 12.5 or 14.1.1; (iii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations, (iv) contractually subordinate any of Agent’s Liens, or (v) amend the definitions of Pro Rata, Required Lenders or Supermajority Lenders;

(e)    without the prior written consent of Supermajority Lenders holding Revolver Commitments, no modification shall be effective that would amend the definition of Borrowing Base (or any defined term used in such definition) to the extent the effect of such amendment would be to increase Availability; and

(f)    without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.7.2.

14.1.2    Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3    Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a pro rata basis to all Lenders providing their consent.

14.2    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS (AS HEREIN DEFINED) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON OTHER THAN ANOTHER INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; provided however, that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim to the extent that such Claim (x) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s affiliates and its and their respective officers, directors, employees, advisors and agents; (y) arises out of, or in connection with, any Claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrowers or any of its or their respective affiliates and that is brought by any such indemnified person against any other indemnified person (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with the Loans unless such claim would otherwise be excluded pursuant to clause (x) above) and (z) settlements effected without Borrower Agent’s prior written consent (not to be unreasonably withheld or delayed), but no consent of Borrowers shall be required if an Event of Default has occurred and is continuing, provided that, Borrowers shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by Borrowers to such Indemnitee to the extent any of the foregoing items in clause (x) through (z) above occurs. The foregoing shall be limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and if necessary, one local counsel in any relevant jurisdiction (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole, and if reasonably necessary, one local counsel in any relevant jurisdiction), in each case, excluding allocated costs of in-house counsel, arising out of or relating to this Agreement, the Borrowers’ use or proposed use of proceeds of the Loans or the commitments and any other transactions connected therewith

14.3    Notices and Communications.

14.3.1    Notice Address. Subject to Section 4.1.5, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on Schedule 14.3.1, and to any other Person at its address shown on Schedule 14.3.1 (or, in the case of a Person who becomes a Lender after the A&R Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3.5, 2.4, 2.5.5, 3.1.2, 4.1.1, 4.1.2 or 5.3.4 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers and, after, after the delivery of the SPAC Joinder, Holdings.

14.3.2    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.5. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Borrowers, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform.

14.3.4    Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4    Performance of Borrowers’ Obligations. Agent may, in its discretion, with two (2) Business Days’ prior written notice to Borrower Agent at any time when a Default exists, or at any time when an Event of Default has occurred and is continuing, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 14.4 shall be reimbursed to Agent by Borrowers, with interest from the date incurred until paid in full, at the Default Rate applicable to Adjusted Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5    Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8    Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12    Confidentiality. Each of Agent, Lenders and Issuing Bank (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors, brokers, insurers and re-insurers and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 14.12, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information

(i) becomes publicly available other than as a result of a breach of this Section 14.12, or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary or Affiliates relating to it or its business, other than any such information that is available to Agent or any Lender thereof on a non-confidential basis prior to disclosure by an Obligor or any of its Subsidiaries or Affiliates. Any Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14    Consent to Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15    Waivers by Borrowers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH A BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY

COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT, ISSUING BANK OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT, ISSUING BANK AND LENDERS ENTERING INTO THIS AGREEMENT AND THAT THEY ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH BORROWERS. EACH BORROWER HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.16    Judicial Reference Provision. In the event the above Jury Trial Waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a Claim), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be subject to Section 14.14. The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder. AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

14.17    Patriot Act Notice. Agent and Lenders subject to the Patriot Act hereby notify Borrowers, Agent and Lenders that they are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. In addition, if Agent or any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Obligors and (b) OFAC/PEP searches and customary individual background checks for the Obligors’ senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses hereunder for which the Borrowers shall be liable.

14.18    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 14.18, the following terms have the following meanings:

(i)     “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)    “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

14.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.20    Amendment and Restatement. This Agreement amends, restates, and supersedes in its entirety, without substitution or novation, the Prior Agreement. This Agreement does not extinguish the obligations for the payment of money outstanding under the Prior Agreement nor does it discharge or release any of the other obligations under the Prior Agreement, except as modified hereby or by instruments executed concurrently herewith. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Prior Agreement or instruments securing the same, which (notwithstanding the refunding of the same on the A&R Closing Date) shall remain outstanding and in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Obligor under the Prior Agreement from any of its obligations and liabilities thereunder, as modified hereby. Each Obligor hereby confirms and agrees that, except as modified or amended and restated hereby or by a Loan Document or other instruments executed concurrently herewith, each “Loan Document” (as defined in the Prior Agreement) to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to the “Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Prior Agreement shall mean this Agreement. Each Obligor hereby confirms and agrees that all outstanding principal, interest and fees and other obligations under the Prior Agreement immediately prior to the date hereof shall, from and after the date hereof, be, without duplication, obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured pursuant to the Security Documents.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

VINTAGE WINE ESTATES, INC., a California corporation

By:	/s/ Patrick Roney
Name:	Patrick Roney
Title:	President

GROVE ACQUISITION, LLC, a California limited liability company

By:	/s/ Patrick Roney
Name:	Patrick Roney
Title:	Manager

GIRARD WINERY LLC, a California limited liability company

By:	/s/ Patrick Roney
Name:	Patrick Roney
Title:	Manager

MILDARA BLASS INC., a California corporation

By:	/s/ Patrick Roney
Name:	Patrick Roney
Title:	President

SPLINTER GROUP NAPA, LLC, a California limited liability company

By:	/s/ Patrick Roney
Name:	Patrick Roney
Title:	Manager

SABOTAGE WINE COMPANY, LLC, a California limited liability company

By:	/s/ Patrick Roney
Name:	Patrick Roney
Title:	Manager

AGENT AND LENDERS:

BANK OF THE WEST, as Agent

By:	/s/ Eric Andersen
Name:	Eric Andersen
Title:	Vice President

BANK OF THE WEST, as Lender

By:	/s/ Tracy Holmes
Name:	Tracy Holmes
Title:	Group Managing Director

CITY NATIONAL BANK, N.A., as Lender

By:	/s/ Theresa Wong
Name:	Theresa Wong
Title:	Vice President

RABO AGRIFINANCE LLC, as Lender

By: /s/ Travis Moncada
Name:	Travis Moncada
Title:	Vice President

AGCOUNTRY FARM CREDIT SERVICES, PCA, as Lender

By:	/s/ Lisa Caswell
Name:	Lisa Caswell
Title:	Vice President

FEDERAL AGRICULTURAL MORTGAGE CORPORATION, as Lender

By:	/s/ Terry D. Coleman
Name:	Terry D. Coleman
Title:	Managing Director, Capital Markets

BANK OF HOPE, as Lender

By:	/s/ Peter Hennessy
Name:	Peter Hennessy
Title:	First Vice President

COMPEER FINANCIAL PCA, as Lender

By:	/s/ Daniel J. Best
Name:	Daniel J. Best
Title:	Director, Capital Markets

COMERICA BANK,
as Lender

By:	/s/ Chris Thomson
Name:	Chris Thomson
Title:	Sr. Vice President

GREENSTONE FARM CREDIT SERVICES,
ACA, as Lender

By:	/s/ Curtis Flammini
Name:	Curtis Flammini
Title:	VP of Capital Markets

GREENSTONE FARM CREDIT SERVICES,
FLCA, as Lender

By:	/s/ Curtis Flammini
Name:	Curtis Flammini
Title:	VP of Capital Markets

FARM CREDIT MID-AMERICA, PCA, as Lender

By:	/s/ Tabatha Hamilton
Name:	Tabatha Hamilton
Title:	Vice President Food and Agribusiness

FARM CREDIT BANK OF TEXAS, as Lender

By:	/s/ Evelin Herrera
Name:	Evelin Herrera
Title:	Director

BMO HARRIS BANK, N.A., as Lender

By:	/s/ Simone Stickler
Name:	Simone Stickler
Title:	Assistant Vice President

SIGNATURE BANK, as Lender

By:	/s/ Matthew Seif
Name:	Matthew Seif
Title:	Vice President